EXECUTION VERSION
SECTION 1.01

REVOLVING CREDIT AND GUARANTY AGREEMENT
dated as of May 17, 2024
among
CLOUDFLARE, INC.,
the Guarantors party hereto,
the Lenders and Issuing Banks party hereto
and
CITIBANK, N.A.,
as Administrative Agent and Collateral Agent

___________________
CITIBANK, N.A.,
WELLS FARGO BANK, N.A.
and
MIZUHO BANK LTD.,
as Joint Lead Arrangers

CITIBANK, N.A.,
as Sole Bookrunner

___________________

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SCHEDULES

Schedule 2.1	--	Commitments

EXHIBITS

Exhibit A	--	Form of Assignment and Assumption
Exhibit B-1	--	Form of Borrowing Request
Exhibit B-2	--	Form of Issuance Notice
Exhibit C	--	Form of Interest Election Request
Exhibit D-1	--	Form of Revolving Loan Note
Exhibit D-2	--	Form of Swing Line Note
Exhibit E	--	Form of Security Agreement
Exhibit F	--	Form of Compliance Certificate
Exhibit G	--	Form of Maturity Date Extension Request
Exhibit H	--	Form of Counterpart Agreement
Exhibit I	--	Form of Solvency Certificate
Exhibit J-1 to J-4	--	Forms of Portfolio Interest Certificate
Exhibit K	--	Form of Intercompany Note

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REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of May 17, 2024, by and among CLOUDFLARE, INC., a Delaware corporation, as Borrower, the Guarantors party hereto, the Lenders and Issuing Banks party hereto and CITIBANK, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender.
The Borrower requested that the Lenders make Loans to the Borrower on a revolving credit basis and the Issuing Banks issue Letters of Credit at the request and for the account of the Borrower on and after the Closing Date and at any time and from time to time prior to the Commitment Termination Date.
The proceeds of borrowings and Letters of Credit hereunder are to be used for the purposes described in Section 5.9. On the Closing Date, the Lenders agreed to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein.
Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2026 Convertible Notes” means the senior convertible notes due 2026 issued by the Borrower pursuant to that certain Indenture, dated as of August 13, 2021, by and between the Borrower and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.
“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Acquisition” means any transaction or series of related transactions resulting in the acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.
“Adjusted Covenant Period” has the meaning set forth in Section 6.10(a).
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (i) Term SOFR for such calculation plus (ii) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Citi, in its capacity as administrative agent for the Lenders and the Issuing Banks hereunder, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means each of the Administrative Agent and the Collateral Agent.
“Agreement” means this Revolving Credit and Guaranty Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.
“Agreement Currency” has the meaning set forth in Section 10.19(b).
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR for a one month tenor in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13(a), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. In the event that that the Alternate Base Rate is less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.
“Alternative Currency” means Euro, Sterling and any other currency (other than Dollars) that is (i) freely available, freely transferable and freely convertible into Dollars and (ii) consented to by each Lender; provided that at the time of the issuance, amendment, increase or extension of any Letter of Credit denominated in a currency other than Dollars, Euro or Sterling, such other currency is reasonably acceptable to the Administrative Agent and the applicable Issuing Bank in respect of such Letter of Credit.
“Ancillary Document” has the meaning set forth in Section 10.15(b).
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.
“Applicable Creditor” has the meaning set forth in Section 10.19(b).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that if any Defaulting Lender exists at such time, the Applicable Percentage shall be calculated disregarding such Defaulting Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to any ABR Loan or SOFR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Adjusted Term SOFR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Total Net Leverage Ratio as of the most recent determination date; provided, that until the delivery to the Administrative Agent, pursuant to Section 5.1, of the Borrower’s consolidated financial information for the Borrower’s first full fiscal quarter ending after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Pricing Level IV.

Pricing Level	Total Net Leverage Ratio	ABR Spread	Adjusted Term SOFR Spread	Commitment Fee Rate
Level I	≥ 3.00 to 1.00	1.50%	2.50%	0.40%
Level II	≥ 2.25 to 1.00 but < 3.00 to 1.00	1.25%	2.25%	0.35%
Level III	≥ 1.50 to 1.00 but < 2.25 to 1.00	1.00%	2.00%	0.30%
Level IV	< 1.50 to 1.00	0.75%	1.75%	0.25%

    If at any time the Borrower fails to deliver the quarterly or annual financial statements or corresponding compliance certificates required to be delivered under Sections 5.1(a), 5.1(b) or 5.1(c) on or before the date such statements or corresponding compliance certificates are due, the “Applicable Rate” shall be deemed to be the applicable rate per annum set forth above in Pricing Level I for the period commencing three (3) Business Days after such required date of delivery and ending on the date which is three (3) Business Days after such statements or certificates are actually delivered, after which the “Applicable Rate” shall be determined in accordance with the table above.
    Except as otherwise provided in the paragraph above, adjustments, if any, to the Applicable Rate then in effect shall be effective three (3) Business Days after the Administrative

Agent has received the relevant quarterly or annual financial statements and corresponding compliance certificates required to be delivered under Sections 5.1(a), 5.1(b) or 5.1(c) (it being understood and agreed that each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).
“Application” means an application or agreement, in a form as the applicable Issuing Bank may specify as the form for use by its customers from time to time, executed and delivered by the Borrower to the Administrative Agent and the applicable Issuing Bank, requesting such Issuing Bank to issue a Letter of Credit.
“Approved Fund” has the meaning set forth in Section 10.4.
“Arrangers” means Citi, Wells Fargo Bank, N.A. and Mizuho Bank, Ltd., in their capacity as joint lead arrangers, and any successor thereto.
“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback, license (as licensor or sublicensor), exchange, transfer or other disposition to, any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interests of any of the Borrower’s Subsidiaries, other than:
(a) inventory (or other assets, including intangible assets) sold, leased or licensed out in the ordinary course of business (provided, that subleases of any office locations shall be deemed in the ordinary course of business),
(b) obsolete, surplus or worn-out property,
(c) sales or other dispositions of Cash Equivalents for the fair market value thereof and uses of cash and Cash Equivalents in a manner not otherwise prohibited by this Agreement,
(d) dispositions of property (including the sale of any Equity Interest owned by such Person) from (i) any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor or to any Loan Party or (ii) any Loan Party to any other Loan Party,
(e) dispositions of property in connection with casualty or condemnation events,
(f) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business,
(g) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property,

(h) dispositions permitted by Section 6.2, Section 6.3(a), Section 6.4 and Section 6.7,
(j) dispositions of assets acquired in connection with (or owned by a Person that is acquired in connection with) an Acquisition for the fair market value thereof (as determined in good faith by the Borrower),
(k) any other sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets or properties (other than Material IP) for fair market value (as determined in good faith by the Borrower); provided that (i) no Default or Event of Default exists at the time of or would result from such disposition and (ii) the sum of (A) the aggregate consideration received or to be received in respect of such disposition plus (B) the aggregate consideration received or to be received in respect of all other dispositions effected in reliance on this clause (k) prior to or concurrently with such disposition shall not exceed, at the time of such disposition, 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b),
(l) the unwinding of any Swap Agreement permitted hereunder, any Structured Repurchase permitted hereunder or any Permitted Call Spread Transaction permitted hereunder, in each case, to the extent that such unwinding otherwise constitutes an Asset Sale,
(m) any other sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets or properties by a Foreign Subsidiary to a Loan Party or another Foreign Subsidiary
(n) any dispositions of Investments in Joint Ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding arrangements, in each case, so long as such requirements and/or arrangements were in existence on the date of such joint venture arrangements and similar binding arrangements and not implemented to avoid the requirements of Section 6.3(b);
(o) the lapse, abandonment or discontinuance of the use or maintenance of any Intellectual Property of the Borrower or its Subsidiaries to the extent the Borrower or any Subsidiary determines in its reasonable business judgment that such Intellectual Property is not necessary or desirable in the conduct of its business;
(p) sale leaseback transactions in connection with Indebtedness permitted by Section 6.1(b) and secured by Liens permitted by Section 6.2(d);
(q) any other sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets or properties not exceeding $10,000,000 per fiscal year.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by use of an electronic platform) approved by the Administrative Agent.
“Assuming Lender” has the meaning set forth in Section 2.19(d).
“ASU 842” has the meaning set forth in the definition of “Capital Lease Obligations”.
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.4(a).
“Availability Period” means the period from and including the Closing Date to but excluding the Commitment Termination Date.
“Available Revolving Commitments” mean, as of any date, the aggregate amount of Commitments then in effect minus the aggregate amount of Revolving Exposure then outstanding.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(b)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Benchmark” means, initially, Adjusted Term SOFR or the then-current Benchmark; provided, that if a Benchmark Transition Event has occurred with respect to Adjusted Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a) the sum of (i) Daily Simple SOFR and (ii) 0.10% (10.0 basis points); or
(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.
“Benefit Plans” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Board of Directors” means the board of directors or comparable governing body of the Borrower, or any committee thereof duly authorized to act on its behalf.
“Bona Fide Debt Fund” means any fund or investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.
“Bookrunner” means Citi, in its capacity as sole bookrunner, and any successor thereto.
“Borrower” means Cloudflare, Inc., a Delaware corporation.
“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect or (b) a Swing Line Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.5.

“Business Credit Card Obligations” means obligations incurred by the Borrower or its Subsidiaries in the ordinary course of business under a commercial credit card or purchasing card program.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (x) when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day that is not a Periodic Term SOFR Determination Day, and (y) when used in connection with an ABR Loan, the term “Business Day” shall also exclude any day that is not a ABR Term SOFR Determination Day.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, any obligations relating to a lease that was or would have been accounted for by such Person as an operating lease for purposes of GAAP prior to the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) and any interpretations thereof (“ASU 842”) shall continue to be accounted for as operating leases and not as Capital Lease Obligations for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (other than the delivery of financial statements prepared in accordance with GAAP), notwithstanding the fact that such obligations are required in accordance with ASU 842 to be treated as capitalized lease obligations in accordance with GAAP in the financial statements to be delivered pursuant to the Loan Documents. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Cash Equivalents” means
(1)    United States Dollars, or money in other currencies received in the ordinary course of business,
(2)    U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,
(3)    (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $2,000,000,000 whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4)    repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,
(5)    commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,
(6)    securities with maturities of one year or less from the date of acquisition which (or the issuer of which) are rated at least A or A-1 by S&P or A2 or P-1 by Moody’s,
(7)    money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (6) above,
(8)     Investments in available-for-sale securities made pursuant to the Borrower’s investment policy as approved by the Board of Directors as in effect on, and provided to the Administrative Agent on or prior to, the Closing Date, and as may be amended, supplemented or otherwise modified by the Board of Directors in a manner reasonably satisfactory to, and approved in writing by, the Administrative Agent for purposes hereof (such approval not to be unreasonably withheld or delayed), and
(9)     in the case of any Foreign Subsidiary, instruments and investments of the type and maturity described in clause (1) through (8) above denominated in any foreign currency that are comparable in investment quality to those referred to above and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.
“Cash Management Services” means (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to the Borrower or any of its Subsidiaries and (b) commercial credit card and purchasing card services provided to the Borrower or any of its Subsidiaries.
“Cash Management Services Agreement” means any agreement with respect to the provision of Cash Management Services to the Borrower or any of its Subsidiaries.
“CFC” means (a) each Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and (b) each subsidiary of any such controlled foreign corporation.
“CFC Holdco” means each Subsidiary, including a U.S. Subsidiary, substantially all the assets of which consist of Equity Interests in one or more CFCs or Subsidiaries described in this definition.
“Change in Control” means (a) other than by Permitted Holders, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Equity Interests in the

Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower, or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated or approved.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case, be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued or implemented.
“Citi” means Citibank, N.A., a national banking association, in its individual capacity, and its successors.
“Closing Date” means May 17, 2024.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Collateral” means, collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations; provided, that the Collateral shall not include any voting stock of a CFC or a CFC Holdco, other than up to 65% of the voting stock of a CFC or a CFC Holdco that is a direct Subsidiary of a Loan Party.
“Collateral Agent” means Citi, in its capacity as collateral agent for the Lenders and Issuing Banks hereunder, or any successor collateral agent.
“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements and all other instruments, documents and agreements delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Lenders and Issuing Banks, a Lien on any Collateral of that Loan Party as security for the Obligations.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or Section 10.4. The initial amount of each Lender’s Commitment as of the Closing Date is set forth on Schedule 2.1. The aggregate amount of the Lenders’ Commitments as of the Closing Date is $400,000,000.
“Commitment Date” has the meaning set forth in Section 2.19(b).
“Commitment Increase” has the meaning set forth in Section 2.19(a).
“Commitment Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date the Commitments are permanently reduced to zero pursuant to Section 2.8, and (c) the date of the termination of the Commitments pursuant to Article VIII.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.13(b) and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consenting Lender” has the meaning set forth in Section 2.20(a).
“Consolidated Adjusted EBITDA” means, for any period,
(a)     Consolidated Net Income for such period plus,
(b)    without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (other than clauses (b)(iv) and (b)(xi) – (b)(xiii)), the sum of

(i)    provision for taxes based on income, profits or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits or capital paid or accrued (including in respect of repatriated funds),
(ii)    interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), expenses associated with any loss from the early extinguishment of Indebtedness and expenses associated with the equity component of, and any mark-to-market losses with respect to convertible notes,
(iii)    depreciation and amortization expense,
(iv)    expected “run rate” cost savings, operating expense reductions and cost saving synergies related to Acquisitions that are reasonably identifiable and factually supportable and are projected by the Borrower in good faith to result from actions that have been taken or initiated or will be taken (in the good faith determination of the Borrower and evidenced by a certificate of the chief financial officer of the Borrower) within 12 months after such Acquisition is consummated; provided that such cost savings, operating expense reductions and cost savings synergies shall not exceed, when taken together with any amounts added back to Consolidated Adjusted EBITDA pursuant to clause (xiii) below, 15% of Consolidated Adjusted EBITDA (before giving effect to such adjustment) for any Measurement Period,
(v)    transaction costs and expenses incurred or paid in connection with Acquisitions, whether or not completed; provided that such transaction costs and expenses shall not exceed 5% of Consolidated Adjusted EBITDA (before giving effect to such adjustment) for any Measurement Period,
(vi)    any net loss incurred in such period from foreign currency exchanges, conversions, translations and/or contracts,
(vii)    any unusual or non-recurring charges, losses and expenses, in each case determined in accordance with GAAP to the extent GAAP is applicable to such determination,
(viii)    non-cash stock option, restricted stock units and other equity-based compensation expenses,
(ix)    payroll tax expense related to stock option and other equity-based compensation expenses,
(x)    any other non-cash charges, losses and expenses of the Borrower or any Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period),

(xi)    expenses, charges or losses to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a good faith determination that such amount will in fact be reimbursed by the insurer and such amount is (x) not denied by the applicable carrier in writing within 90 days and (y) in fact reimbursed within one year after the date of such evidence; provided, that if not so received within such one year period, such amount shall be subtracted in the subsequent calculation period,
(xii)    proceeds from any business interruption insurance to the extent not already included in Consolidated Net Income (including any such proceeds that the Borrower determines in good faith are expected to be received by the Borrower or any of its Subsidiaries in a subsequent period and within one year of the underlying loss; provided, that if not so received within such one year period, such amount shall be subtracted in the subsequent calculation period),
(xiii)    any losses, charges and expenses related to restructuring, severance, relocation, consolidation, integration or other similar items; provided that such losses, charges and expenses related to restructuring, severance, relocation, consolidation, integration or other similar items shall not exceed, when taken together with any amounts added back to Consolidated Adjusted EBITDA pursuant to clause (iv) above, 15% of Consolidated Adjusted EBITDA (before giving effect to such adjustment) for any Measurement Period, and
(xiv)    fees and expenses directly related to the Transactions, the incurrence of any Indebtedness permitted hereunder (including Permitted Convertible Indebtedness), including any permitted amendment, modification, restructuring or refinancing thereof, any Permitted Call Spread Transaction, the offering of any Equity Interests by the Borrower, any acquisition, investment or disposition transactions and any transfer or license of any Intellectual Property or intellectual property rights by the Borrower or any of its Subsidiaries to any Subsidiary of the Borrower, in each case whether or not completed;
provided, however, that (i) increases in deferred revenue for such period shall be added back to Consolidated Net Income in calculating Consolidated Adjusted EBITDA for such period, (ii) decreases in deferred revenue for such period shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA for such period and (iii) cash payments made in such period or in any future period in respect of non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made, and minus,
(c)    to the extent included in the statement of such Consolidated Net Income for such period (and without duplication), the sum of
(i)    any extraordinary income or gains determined in accordance with GAAP,

(ii)    any income or gain from the early extinguishment of Indebtedness,
(iii)    any net income or gain incurred in such period from foreign currency exchanges, conversions, translations and/or contracts and
(iv)    any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (b)(x) above or any such item that is non-cash during such period but the subject of a cash payment in a prior or future period), including for the avoidance of doubt, mark-to market gains in respect of convertible notes, all as determined on a consolidated basis.
For all purposes of this Agreement, Consolidated Adjusted EBITDA (and any financial ratio that uses such term) will be determined on a pro forma basis to give effect to any Specified Transaction that has been consummated during the applicable period as if such Specified Transaction had been consummated on and as of the first day of such applicable period (and if such Specified Transaction involves the incurrence of Indebtedness and such Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).
“Consolidated Cash Interest Expense” means, with reference to any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.
“Consolidated Funded Indebtedness” shall mean, as of any date, the sum for the Borrower and its Subsidiaries, without duplication, of (a) all Indebtedness of the Borrower and its Subsidiaries of the types referred to in clauses (a), (c), (d), (e) and (f) (solely in respect of drawn letters of credit that have not been reimbursed within three (3) Business Days) of the definition of Indebtedness, (b) all Indebtedness of others of the type referred to in clause (a) of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of the Borrower and/or its Subsidiaries, provided, that the amount of such Indebtedness shall be the lesser of (x) the fair market value of such assets at such date of determination and (y) the amount of such Indebtedness of such other Person and (c) all Guarantees of the Borrower and/or its Subsidiaries with respect to Indebtedness of others of the type referred to in clause (a) and (b) of this definition. The Consolidated Funded Indebtedness of any Person shall include the Consolidated Funded Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Consolidated Funded Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the obligations of the Borrower pursuant to any Permitted Call Spread Transaction shall not constitute Consolidated Funded Indebtedness for purposes of this Agreement.
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded (a) the income of any Person that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary of the Borrower to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon such Subsidiary or any law applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary, (d) effects of adjustments related to the application of purchase accounting, (e) the cumulative effect of a change in accounting principles.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 10.20.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Loan Party pursuant to Section 5.10.
“Credit Extension” has the meaning set forth in Section 4.2.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” has the meaning set forth in Section 2.20(a).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.21(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, any Issuing Bank, Swing Line Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, any Issuing Bank or the Borrower, to confirm in writing to the Administrative Agent, the Issuing Banks and the Borrower that it will comply with its prospective funding obligations and participations in then outstanding Letters of Credit and Swing Line Loans hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Issuing Banks and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(c)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swing Line Lender and each Lender.
“Direct Borrower Obligations” shall mean any Obligations of the Borrower in its capacity as the Borrower under this Agreement, or as a counterparty or direct obligor with respect to any Secured Swap Agreement or any Secured Cash Management Services Agreement.
“Disbursement Date” has the meaning set forth in Section 2.4(d).
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6 to the Disclosure Letter.
“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, delivered by Borrower to the Administrative Agent for the benefit of the Lenders.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Maturity Date then in effect; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the date that is 181 days after the latest Maturity Date then in effect if the payment upon such redemption or repurchase is contractually subordinated in right of payment to the Obligations.

“Dollars” or “$” refers to lawful money of the United States of America.
“Dollar Equivalent” means, for any amount, on any date of determination, (a) with respect to such amount in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) with respect to any amount in any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion for such amount on such date. The Dollar Equivalent at any time of the amount of any Letter of Credit or Letter of Credit disbursement denominated in any currency other than Dollars shall be the amount most recently determined as provided in Section 1.5(b).
“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, any State thereof or in the District of Columbia, other than (a) a CFC Holdco or (b) a subsidiary of a CFC Holdco or CFC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic symbol, sound, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” has the meaning set forth in Section 2.19(c).

“Engagement Letter” means that certain Engagement Letter, dated as of April 10, 2024, between the Borrower and Citi.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of, or exposure to, any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include (i) any debt securities (including any Permitted Convertible Indebtedness) that are convertible into or exchangeable for any combination of Equity Interests and/or cash, (ii) any Permitted Call Spread Transaction or (iii) any Structured Repurchase.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan; (b) the termination of any Plan under Section 4041 of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) any Borrower, Subsidiary or any ERISA Affiliate requests a minimum funding waiver or fails to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA; (f) a determination that any Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Pension Plan; (h) the complete or partial withdrawal of any Borrower, Subsidiary or any ERISA Affiliate from a Multiemployer Plan; or (i) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA).
“Erroneous Payment” has the meaning assigned to it in Section 9.8(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.8(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.8(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.8(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.8(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.
“Event of Default” has the meaning set forth in Article VIII.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such other currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., New York City time on such day on the applicable Reuters World Currency Page (or, solely in the case of determining the Dollar Equivalent of any drawing honored under a Letter of Credit denominated in an Alternative Currency, as set forth on such page at such other time (if any) on the relevant Disbursement Date (not later, in any event, than 5:00 p.m., London time) notified to the Administrative Agent by the relevant Issuing Bank on such Disbursement Date as being the time it hedged its Alternative Currency exposure in respect of such drawing). In the event that such rate does not appear on the applicable Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent, the applicable Issuing Bank and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect (or as notified to it by the relevant Issuing Bank as provided above) after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant of such security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, any United States withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time (i) such Foreign Lender acquires such interest in the Loan or Commitment (other than an assignment pursuant to a request by the Borrower under Section 2.18(b)) or (ii) such Foreign Lender changes its lending office, except in each case to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of changing its lending office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 2.16(a), (c) or (d), (c) any withholding Taxes imposed under FATCA and (d) any Taxes attributable to such recipient’s failure to comply with Section 2.16(e).
“Existing Maturity Date” has the meaning set forth in Section 2.20(a).
“Extension Effective Date” has the meaning set forth in Section 2.20(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement entered into in connection with the implementation of such

Sections of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement..
“FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd 1, et seq.) as amended.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Fitch” means Fitch Ratings Inc.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Grantor” has the meaning set forth in the Security Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any Acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).
“Guaranteed Obligation” has the meaning set forth in Section 7.1.
“Guarantor” means each Person that shall have become a party hereto as a “Guarantor” and shall have provided a Guaranty of the Obligations by executing and delivering to the Administrative Agent a signature page hereto or a Counterpart Agreement; provided that no Foreign Subsidiary shall be a Guarantor and for purposes of Article VII, the term “Guarantors” shall also include the Borrower (except with respect to the Direct Borrower Obligations).
“Guaranty” means the guaranty of each Guarantor set forth in Article VII.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Illegality Notice” has the meaning set forth in Section 2.13(c).
“Increase Date” has the meaning set forth in Section 2.19(a).
“Increasing Lender” has the meaning set forth in Section 2.19(b).
“Indebtedness” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) accounts payable and accrued expenses (as defined under GAAP) incurred in the ordinary course of such Person’s business and (ii) accruals for payroll and other liabilities, including deferred compensation arrangements, in each case, accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) any obligations with respect to any Swap Agreement to the extent required to be reflected as a liability on a balance sheet of such Person under GAAP, (h) any other Off-Balance Sheet Liability, (i) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above and (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided, that if such Person has not assumed or become liable for the payment of such obligation, then the amount of such Indebtedness shall not exceed the value of such property. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, the obligations of the Borrower pursuant to any Permitted Call Spread Transaction shall not constitute Indebtedness for purposes of this Agreement.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” has the meaning set forth in Section 10.3(b).
“Information” has the meaning set forth in Section 10.12(a).
“Information Documents” means at any time any memorandum, lender’s presentation or other written information, in each case as then supplemented or amended and including any documents attached thereto or incorporated by reference therein, prepared by the Borrower and given to any Lender in connection with the Transactions.
“Intellectual Property” has the meaning set forth in the Security Agreement.
“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.
“Interest Coverage Ratio” means, at any date, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Cash Interest Expense, all calculated for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Interest Election Request” has the meaning set forth in Section 2.7(b).
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swing Line Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of any SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swing Line Loan, the day such Loan is required to be repaid.
“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each Lender, twelve months or less than one month) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a SOFR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee or otherwise) or capital contributions by the Borrower or any of its Subsidiaries to any other Person (other than any Loan Party); provided that Investment shall not include any Acquisitions.
“IRS” means the U.S. Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP 98” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit B-2.
“Issuing Bank” means (a) each of Citi, Wells Fargo Bank, N.A. and Mizuho Bank, Ltd. and (b) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.4(i) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.4(h)), each in its capacity as an issuer of Letters of Credit hereunder and together with its permitted successors and assigns in such capacity. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.4 with respect to such Letters of Credit).
“Issuing Bank Sublimit” means, at any time, (a) with respect to Citi in its capacity as Issuing Bank, the lesser of (x) $18,000,000 (or such greater amount as may be agreed by the Borrower and Citi from time to time) and (y) the aggregate unused amount of the Commitments of Citi, in its capacity as Lender, then in effect, (b) with respect to Wells Fargo Bank, N.A. in its capacity as Issuing Bank, the lesser of (x) $6,000,000 (or such greater amount as may be agreed by the Borrower and Wells Fargo Bank, N.A. from time to time) and (y) the aggregate unused amount of the Commitments of Wells Fargo Bank, N.A., in its capacity as Lender, then in effect, (c) with respect to Mizuho Bank, Ltd. in its capacity as Issuing Bank, the lesser of (x) $6,000,000 (or such greater amount as may be agreed by the Borrower and Mizuho Bank, Ltd. from time to time) and (y) the aggregate unused amount of the Commitments of Mizuho Bank, Ltd., in its capacity as Lender, then in effect and (d) with respect to any Lender that shall have become an Issuing Bank hereunder as provided in Section 2.4(i), the lesser of (x) such amount as set forth in the agreement referred to in Section 2.4(i) evidencing the appointment of such Lender (or its designated Affiliate) as an Issuing Bank (or such greater amount as may be agreed by the Borrower and such Issuing Bank from time to time) and (y) the aggregate unused amount of the Commitments of such Issuing Bank, in its capacity as Lender, then in effect.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Judgment Currency” has the meaning set forth in Section 10.19(b).
“Junior Debt” means (a) any Indebtedness of any Loan Party or any of its Subsidiaries that is secured on a junior lien basis, (b) any Subordinated Indebtedness, and/or (c) any Indebtedness which refinances any of the foregoing to the extent permitted by Section 6.1.
“LCT Election” has the meaning set forth in Section 1.8.
“LCT Test Date” has the meaning set forth in Section 1.8.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates that is counterparty to a Swap Agreement or provider of Cash Management Services pursuant to a Cash Management Services Agreement, as applicable, including any Person who is an Agent or a Lender (and any Affiliate thereof) at the time of entry into such Swap Agreement or Cash Management Services Agreement, as applicable, but subsequently ceases to be an Agent or a Lender (or an Affiliate thereof), as the case may be.
“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.19, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.
“Letter of Credit” means a standby letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement in a form and substance approved by such Issuing Bank.
“Letter of Credit Sublimit” means the lesser of (a) $30,000,000 and (b) the aggregate unused amount of the Commitments then in effect.
“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the sum of the Dollar Equivalents (based on the applicable Exchange Rates) of the aggregate maximum amounts which are, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the sum of the Dollar Equivalents (based on the applicable Exchange Rates) of the aggregate amounts of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by or on behalf of the Borrower. The Letter of Credit Usage of any Lender at any time shall be its Applicable Percentage of the total Letter of Credit Usage at such time, adjusted to give effect to any reallocation under Section 2.21 of the Letter of Credit Usage of Defaulting Lenders in effect at such time.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Limited Condition Transaction” means any permitted Investment after the Closing Date by any Loan Party permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing and which is consummated no more than one hundred and twenty (120) days after the date on which the agreement relating to such permitted Investment is executed and effective.
“Limited Information” means (a) information regarding the terms of, and the Borrower’s compliance with, this Agreement and the other Loan Documents, (b) information concerning the financial position, results of operations and cash flows of the Borrower and its Subsidiaries, including the Information Documents and the financial statements provided by the

Borrower pursuant to Sections 3.4(a), 5.1(a) and (b) and any information concerning contingent liabilities, commitments and other exposures that would be material to determinations concerning the creditworthiness of the Borrower and its Subsidiaries, (c) any notice, certificate or other document delivered by the Borrower pursuant to the terms of this Agreement or any other Loan Document, (d) information regarding the Total Net Leverage Ratio or the corporate debt rating (if any) of the Borrower and (e) information regarding the credit support for the credit facility established hereunder, including the Collateral and Guarantors (it being understood that the term “Limited Information” does not include product designs, software and technology, inventions, trade secrets, know-how or other proprietary information of a like nature).
“Liquidity” means, at any time, the sum of (a) Unrestricted Cash plus (b) so long as the conditions to borrowing set forth in clauses (b) and (c) of Section 4.2 are satisfied at such time, the Available Revolving Commitments.
“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Counterpart Agreement, the Collateral Documents, the Disclosure Letter and any agreements, documents or certificates executed by the Borrower in favor of any Issuing Bank relating to Letters of Credit and any other agreement entered into in connection herewith by the Borrower or any Loan Party with or in favor of the Administrative Agent, the Collateral Agent or the Lenders and designated by the terms thereof as a “Loan Document”.
“Loan Parties” means the Borrower and the other Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as in effect from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under the Loan Documents, (c) any material portion of the Collateral, or the Collateral Agent’s Liens (on behalf of itself and the Lenders) on any material portion of the Collateral or the priority of such Liens (in each case, subject to Liens permitted by Section 6.2) or (d) the rights and remedies of the Lenders, the Issuing Banks or the Administrative Agent under this Agreement or of any Agent, any Issuing Bank, any Lender or any other Secured Party under the Loan Documents.
“Material Domestic Subsidiary” means, at any time of determination, each Domestic Subsidiary (a) whose consolidated total assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were equal to or greater than 5% of the consolidated total assets of the Borrower and its Subsidiaries at such date or (b) whose consolidated gross revenues for the most recent period of four fiscal quarters in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, provided that if, as of the most recent date or period referred to in clause (a) or (b) above, the combined consolidated total assets or the combined consolidated gross revenues of all Domestic Subsidiaries that would not constitute Material Domestic Subsidiaries in accordance with this definition shall have exceeded 10% of the consolidated total assets of the Borrower and its Subsidiaries at such date or 10% of consolidated gross revenues of the Borrower and its Subsidiaries for such period, then the Borrower shall designate one or more of such Domestic Subsidiaries that would not otherwise be Material Domestic Subsidiaries as Material Domestic Subsidiaries until such excess shall have been eliminated.
“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in a principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material IP” means any Intellectual Property that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole.
“Material Real Estate Asset” means any domestic fee owned Real Estate Asset having a fair market value in excess of $5,000,000.
“Material Subsidiary” means, at any time of determination, each Subsidiary (a) whose consolidated total assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were equal to or greater than 5% of the consolidated total assets of the Borrower and its Subsidiaries at such date or (b) whose consolidated gross revenues for the most recent period of four fiscal quarters in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, provided that if, as of the most recent date or period referred to in clause (a) or (b) above, the combined consolidated total assets or the combined consolidated gross revenues of all Subsidiaries that would not constitute Material Subsidiaries in accordance with this definition shall have exceeded 10% of the consolidated total assets of the Borrower and its Subsidiaries at such date or 10% of consolidated gross revenues of the Borrower and its Subsidiaries for such period, then the Borrower shall designate one or more of such Subsidiaries that would not otherwise be Material Subsidiaries as Material Subsidiaries until such excess shall have been eliminated.
“Maturity Date” means May 17, 2029 (with respect to the Commitments of Consenting Lenders, as such date may be extended pursuant to Section 2.20) (the “Scheduled Maturity Date”); provided, that if on the date that is 91 days prior to the scheduled maturity date of the 2026 Convertible Notes and/or any other Permitted Convertible Indebtedness issued to refinance, exchange or replace the 2026 Convertible Notes (the “Springing Maturity Date”), (a) all or any portion of the 2026 Convertible Notes and/or any other Permitted Convertible Indebtedness issued to refinance, exchange or replace the 2026 Convertible Notes, in each case, remains outstanding with a maturity date that is not later than 91 days after the Scheduled Maturity Date and (b) on the Springing Maturity Date, the Liquidity of the Borrower and its Subsidiaries is less than an amount equal to 125% of the aggregate outstanding principal amount of the 2026 Convertible Notes (or any Permitted Convertible Indebtedness issued to refinance, exchange or replace the 2026 Convertible Notes) (such amount, the “Specified Liquidity”), then, the Maturity Date shall automatically be the Springing Maturity Date; provided, further, that (x) the Borrower shall provide five (5) Business Days’ prior written notice to the Administrative Agent of the occurrence of the Springing Maturity Date and (y) a Responsible Officer of the Borrower shall deliver a certificate to the Administrative Agent on the Springing Maturity Date certifying that Liquidity is at least the amount of the Specified Liquidity on the Springing Maturity Date and providing reasonable calculations thereof; provided, however, that if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.
“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit G hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.20.
“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ended on or prior to such date.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) the Borrower or a Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which the Borrower, or a Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Plan” means any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” means a Revolving Loan Note or a Swing Line Note.
“Obligations” means all amounts owing by any Loan Party to any Agent, any Arranger, any Issuing Bank, any Lender or any Lender Counterparty pursuant to the terms of this Agreement, any Secured Swap Agreement (including payments for early termination of any Secured Swap Agreements), any Secured Cash Management Services Agreement (but in the case of Business Credit Card Obligations incurred after the Closing Date, not to exceed $20,000,000 in the aggregate at any time outstanding), any payment, discharge or satisfaction of the Erroneous Payment Subrogation Rights, or any other Loan Document (including reimbursement of amounts drawn under Letters of Credit and all interest which accrues after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable).
“Obligee Guarantor” has the meaning set forth in Section 7.6.
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person (other than any customary repurchase obligations resulting from a breach of representations and warranties, covenants, servicing obligations and indemnities under a securitization facility), (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases) but does constitute an off-balance sheet liability under GAAP.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such Taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.18(b)).

“Participant” has the meaning set forth in Section 10.4(c).
“Participant Register” has the meaning assigned to such term in Section 10.4(c)(iii).
“Payment Recipient” has the meaning assigned to it in Section 9.8(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to (or obligated to be contributed) in whole or in part by the Borrower, any Subsidiary or any ERISA Affiliate or with respect to which any of the Borrower, any Subsidiary or any ERISA Affiliate has actual or contingent liability or had any such liability for the five-year period immediately following the latest date on which the Borrower, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Call Spread Transaction” means (a) any call or capped call option (or substantively equivalent derivative transaction) relating to the common stock (or other securities or property following a merger event, reclassification or other change of the common stock) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock (or such other securities or property following a merger event, reclassification or other change of the common stock), cash or a combination thereof (such amount of cash determined by reference to the price of the common stock or such other securities or property), and cash in lieu of fractional shares of common stock, and (b) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the common stock (or other securities or property following a merger event, reclassification or other change of the common stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Call Spread Transaction described in clause (a) and settled in common stock (or such other securities or property following a merger event, reclassification or other change of the common stock), cash or a combination thereof (such amount of cash determined by reference to the price of the common stock or such other securities or property), and cash in lieu of fractional shares of common stock; provided that the terms, conditions and covenants of each such transaction described in clause (a) or clause (b) shall be such as are customary for transactions of such type (as determined by the Borrower in good faith); provided, further, that the purchase price for any such Permitted Call Spread Transaction described in clause (a), less the proceeds received by the Borrower from the sale of any related Permitted Call Spread Transaction described in clause (b), shall not exceed the net proceeds received by the Borrower from the sale of Permitted Convertible Indebtedness issued in connection with such Permitted Call Spread Transaction.

“Permitted Convertible Indebtedness” means (a) the 2026 Convertible Notes and (b) other unsecured Indebtedness of the Borrower incurred pursuant to, and in accordance with, Section 6.1(j) and/or 6.1(l) in the form of notes that are convertible into shares of common stock (or other securities or property following a merger event, reclassification or other change of the common stock), cash or a combination thereof (such amount of cash determined by reference to the price of the common stock or such other securities or property), and cash in lieu of fractional shares of common stock.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet delinquent or are being contested in compliance with Section 5.4;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations;
(d)    pledges and deposits to secure the performance of bids, trade and commercial contracts (other than for the payment of Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;
(e)    judgment liens and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default under paragraph (k) of Article VIII;
(f)    Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;
(g)    easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.
“Permitted Holders” means (a) any Person listed on Schedule 1.2 to the Disclosure Letter, (b) any trust or partnership created solely for the benefit of any natural person listed on Schedule 1.2 to the Disclosure Letter and/or members of the family of any natural person listed on Schedule 1.2 to the Disclosure Letter and (c) any Person where the voting of shares of capital stock of the Borrower is Controlled by any of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan).
“Platform” has the meaning set forth in Section 10.1(c).
“Pledged Collateral” has the meaning set forth in the Security Agreement.
“Portfolio Interest Certificate” has the meaning set forth in Section 2.16(e)(iii)(C).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 10.20.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at such time and can cause another Person to qualify as an “eligible contract participant” at such time (including as a result of the agreements in Section 7.11(b) or any other Guarantee or other support agreement or any other keepwell agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act in respect of the obligations of such Guarantor by another Loan Party, in each case that constitutes an “eligible contract participant”).
“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Qualifying Material Acquisition” means any Acquisition, if the fair market value of such Acquisition exceeds $150,000,000 and the Borrower has designated such Acquisition as a “Qualifying Material Acquisition” by written notice to the Administrative Agent.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.
“Recipient” means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).
“Register” has the meaning set forth in Section 10.4(b)(iv).
“Reimbursement Date” has the meaning set forth in Section 2.4(d).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate Revolving Exposure and unused Commitments at such time. The Revolving Exposure and Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.
“Restricted” means, when referring to cash or Cash Equivalents of the Borrower and its Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower, or (b) are subject to any Lien in favor of any Person (other than Liens permitted by Section 6.2(k) and Section 6.2(n)) or (c) are not otherwise generally available for use by such Person or any Subsidiary of such Person and if held by a Subsidiary, such Subsidiary is prohibited by applicable law, contractual obligation or otherwise from transferring such cash or Cash Equivalents to the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund, similar deposit or withholding of shares for tax purposes, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary. For the avoidance of doubt, (i) the conversion of, or payment for (including, without limitation, payments of principal and payments upon redemption or repurchase), or paying any interest with respect to, any debt securities (including Permitted Convertible Indebtedness) that are convertible into or exchangeable for any combination of Equity Interests and/or cash shall not constitute a Restricted Payment and (ii) the settlement or unwinding of any Permitted Call Spread Transaction shall not constitute a Restricted Payment.
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revolving Exposure” means, with respect to any Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) the Letter of Credit Usage of that Lender and (c) the Swing Line Exposure of that Lender.
“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.1 and/or Section 2.19.
“Revolving Loan Note” means a promissory note in the form of Exhibit D-1, as it may be amended, restated, supplemented or otherwise modified from time to time.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Russia, Syria, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic”).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned 50% or more or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the United States Securities and Exchange Commission.

“Secured Cash Management Services” means Cash Management Services provided to the Borrower or any of its Subsidiaries by any Lender Counterparty pursuant to a Secured Cash Management Services Agreement; provided, that no Cash Management Services (other than Cash Management Services provided to the Borrower or any of its Subsidiaries by the Administrative Agent or any of its Affiliates) shall constitute “Secured Cash Management Services” unless the Borrower and the applicable Lender Counterparty shall each have provided written notice to the Administrative Agent (with a copy of such written notice sent by email to secured.designationnotice@citi.com).
“Secured Cash Management Services Agreement” means any agreement with respect to the provision of Secured Cash Management Services to any Loan Party by any Lender Counterparty.
“Secured Obligations” has the meaning set forth in the Security Agreement.
“Secured Parties” has the meaning set forth in the Security Agreement.
“Secured Swap Agreement” means a Swap Agreement (excluding any Permitted Call Spread Transaction) among one or more Loan Parties and a Lender Counterparty.
“Security Agreement” means the Pledge and Security Agreement to be executed by each Loan Party substantially in the form of Exhibit E, as it may be amended, restated, supplemented or otherwise modified from time to time.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.
“Solvency Certificate” means a Solvency Certificate of a Financial Officer of the Borrower substantially in the form of Exhibit I.
“Solvent” means, with respect to the Borrower and its Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Transaction” means, with respect to any period, any Acquisition, Investment, Asset Sale, incurrence, assumption or repayment of Indebtedness or Restricted Payment.
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Structured Repurchase” has the meaning specified in the definition of “Swap Agreement”.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is at all times subordinated to payment of the Obligations on terms reasonably satisfactory to the Administrative Agent.
“Subsidiary” means any subsidiary of the Borrower.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.
“Supported QFC” has the meaning set forth in Section 10.20.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any Permitted Call Spread Transaction); provided that neither (i) any phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries nor (ii) the purchase of Equity Interests or Indebtedness (including securities convertible into Equity Interests) of Borrower pursuant to delayed delivery contracts, accelerated stock repurchase agreements, prepaid put options, forward contracts or other similar agreements (each such arrangement a “Structured Repurchase”) shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swing Line Exposure at such time (excluding, in the case of any Lender that is a Swing Line Lender, Swing Line Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swing Line Loans), adjusted to give effect to any reallocation under Section 2.21 of the Swing Line Exposure of Defaulting Lenders and (b) in the case of any Lender that is a Swing Line Lender, the aggregate principal amount of all Swing Line Loans made by such Swing Line Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swing Line Loans.
“Swing Line Lender” means Citi, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
“Swing Line Loan” means a Loan made by Swing Line Lender to the Borrower pursuant to Section 2.3.
“Swing Line Note” means a promissory note in the form of Exhibit D-2, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Swing Line Sublimit” means the lesser of (i) $30,000,000, and (ii) the aggregate unused amount of Commitments then in effect.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Net Leverage Ratio” means, as of any date, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness on such date minus (ii) the lesser of (x) $1,000,000,000 and (y) the aggregate amount of Unrestricted Cash to (b) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).
“Total Utilization of Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, (b) the aggregate principal amount of all outstanding Swing Line Loans, and (c) the aggregate Letter of Credit Usage.
“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document (including the Credit Agreement on the Closing Date) to which it is a party, the borrowing of Loans and the use of the proceeds thereof, the issuance of Letters of

Credit and the use thereof, and the granting of Liens in the Collateral under the Collateral Documents.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Alternate Base Rate; provided that with respect to Swing Line Loans, such rate shall be determined by reference to the Alternate Base Rate only.
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning set forth in Section 10.20.
“U.S. Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unrestricted” means, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Cash” means the Unrestricted cash and Cash Equivalents held by the Borrower and the Guarantors on deposit in accounts in the United States.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2 Classification of Loans and Borrowings.
For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan” or an “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing” or an “ABR Borrowing”).
Section 1.3 Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words

“herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.4 Accounting Terms; GAAP.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision has been amended in accordance herewith. Notwithstanding the foregoing, the financial covenants set forth in Section 6.10 shall be calculated without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof.
Section 1.5 Letter of Credit Amounts. (a) Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(b) The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as of the date such Letter of Credit is issued, amended to increase its face amount or extended, on the first Business Day of each calendar month on which such Letter of Credit is outstanding and as of such other dates as the Administrative Agent shall in its discretion determine, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next calculation thereof pursuant to this Section. The Administrative Agent shall determine the Dollar Equivalent of any drawing honored under a Letter of Credit denominated in an Alternative Currency as of the Disbursement Date applicable thereto. The Administrative Agent shall notify the Borrower, the Lenders and the applicable Issuing Bank of each determination of the Dollar Equivalent of each Letter of Credit and Letter of Credit disbursement.
Section 1.6 Electronic Execution of Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document or any agreement entered into in connection therewith, including any Assignment and Assumption, or any notice, certificate or other instrument delivered in connection therewith shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.8 Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio in connection with a Limited Condition Transaction (other than actual compliance with the financial covenants set forth in Section 6.10), the amount or availability of any basket, or determining other compliance with this Agreement (including the determination of compliance with representations, warranties or any provision of this Agreement which requires that no Default or Event of Default (other than with respect to an Event of Default under paragraphs (a), (b), (d) (with respect to covenants contained in Section 6.10), (h), (i) and (j) of Article VIII) has occurred, is continuing or would immediately result therefrom) in connection with a Limited Condition Transaction or other transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio, the amount or availability of any basket and determination of the accuracy of any representation or warranty or whether a Default or Event of Default has occurred, is continuing or would immediately result therefrom or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) so long as such Limited Condition Transaction is consummated no later than one hundred and twenty (120) consecutive days after the LCT Test Date and if, after such ratios and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof)

as if they occurred at the beginning of the applicable fiscal quarter ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with, other than customary specified representations and specified acquisition agreement representations, which shall be tested at the time of consummation of any Limited Condition Transaction in connection with any incurrence of Indebtedness hereunder in connection therewith. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or other related transactions, other than (i) representations and warranties under the relevant definitive agreement governing such Limited Condition Transaction as are material to the Lenders providing any Indebtedness used to finance such Limited Condition Transaction shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Transaction as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct, and (ii) certain of the representations and warranties in this Agreement and the other Loan Documents which are customary for similar “funds certain” financings and required by the Lenders providing such Indebtedness (which shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects)), in each case which shall be tested at the time of consummation of any Limited Condition Transaction in connection with any incurrence of Indebtedness hereunder in connection therewith. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (and tested) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that with respect to Restricted Payments, any such ratio or basket shall be tested on the date of payment thereof both with and without giving effect to such Limited Condition Transaction on a pro forma basis.
Section 1.9 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II
THE CREDITS
Section 2.1 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the aggregate outstanding principal amount of such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (b) the Total Utilization of Commitments exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Each Lender’s Commitment shall expire on the Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Exposure shall be paid in full no later than such date.
Section 2.2 Revolving Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.
(b)    Subject to Section 2.13, each Borrowing of Revolving Loans shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith.
(c)    At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments; provided, further, that an ABR Borrowing may be in an aggregate amount that is required to finance the reimbursement of a Letter of Credit drawing as contemplated by Section 2.4(d). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten SOFR Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.3 Swing Line Loans. (a) During the Availability Period, subject to the terms and conditions hereof, Swing Line Lender agrees to make Swing Line Loans to the Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that after giving effect to the making of any Swing Line Loan, in no event shall (i) the Total Utilization of Commitments exceed the Commitments then in effect or (ii) unless otherwise agreed to in writing by the Swing Line Lender, the aggregate amount of Swing Line Loans, Revolving Loans and Letters of Credit issued by the Swing Line Lender exceed the Swing Line Lender’s Commitments hereunder. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Availability Period. The Swing Line Lender’s Commitment shall expire on the Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Commitments shall be paid in full no later than such date.
(b)    Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided that a Swing Line Loan may be in an aggregate amount that is required to finance the reimbursement of a Letter of Credit drawing as contemplated by Section 2.4(d).
(c)    The Swing Line Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding. Such notice shall specify the aggregate amount of the Swing Line Loans in which the Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swing Line Loan or Loans. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Applicable Percentage of such Swing Line Loan or Loans. Each Lender acknowledges and agrees that, in making any Swing Line Loan, the Swing Line Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.2, unless, at least one Business Day prior to the time such Swing Line Loan was made, the Required Lenders or the Borrower shall have notified the Swing Line Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.2(b) or (c) would not be satisfied if such Swing Line Loan were then made (it being understood and agreed that, in the event the Swing Line Lender shall have received any such notice, it shall have no obligation to make any Swing Line Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Lender further acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swing Line Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swing Line Loan.
(d)    The Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower. The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such replacement or resignation shall become effective, (i) the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (iii) the Borrower shall issue, if so requested by the successor Swing Line Loan Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y)

references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.
Section 2.4 Issuance of Letters of Credit and Purchase of Participations Therein. (a) During the Availability Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit (or amend, extend or increase any outstanding Letter of Credit) at the request and for the account of the Borrower (including for the purpose of supporting obligations of its Subsidiaries); provided that (i) each Letter of Credit shall be denominated in Dollars or any Alternative Currency; (ii) the stated amount of each Letter of Credit shall not be less than the Dollar Equivalent of $250,000 or such lesser amount as is acceptable to the applicable Issuing Bank; (iii) after giving effect to such issuance, amendment, extension or increase, in no event shall the Total Utilization of Commitments exceed the Commitments then in effect; (iv) after giving effect to such issuance, amendment, extension or increase, in no event shall the aggregate Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect, (v) after giving effect to such issuance, amendment, extension or increase, in no event shall the Letter of Credit Usage attributable to Letters of Credit issued by any Issuing Bank exceed the Issuing Bank Sublimit of such Issuing Bank, unless otherwise agreed to in writing by such Issuing Bank, (vi) after giving effect to such issuance, amendment, extension or increase, in no event shall the aggregate amount of Revolving Loans (and Swing Line Loans, in the case of the Swing Line Lender) and Letters of Credit issued by such Issuing Bank exceed such Issuing Bank’s Commitments hereunder, unless otherwise agreed to in writing by such Issuing Bank, and (vii) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) five days prior to the Maturity Date and (2) the date which is one year from the date of issuance of such Letter of Credit, in each case unless otherwise agreed to in writing by the applicable Issuing Bank in its sole discretion (and, in the sole discretion of the applicable Issuing Bank, subject to cash collateralization, backstop or other arrangements acceptable to the applicable Issuing Bank). If the Borrower so requests in the Application for any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each such Letter of Credit, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date five days prior to the Maturity Date; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice from the Required Lenders or the Borrower in accordance with Section 2.4(e) that one or more of the conditions in Section 4.2(b) or (c) would not be satisfied if such Letter of Credit were so extended. If any Lender is a Defaulting Lender, an Issuing Bank shall not be required to issue, amend, extend or increase any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage at such time on terms satisfactory to such Issuing Bank. Each request by the Borrower for the issuance, amendment, extension or increase of any Letter of Credit shall be deemed to be a representation and warranty that the conditions set forth in clauses (iii), (iv) and (v) above have been met.
(b)    Whenever the Borrower desires the issuance, amendment, extension or increase of a Letter of Credit, it shall deliver to the Administrative Agent and the applicable Issuing Bank (i) in the case of a request for the issuance of a Letter of Credit, an Issuance Notice and Application no later than 1:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of issuance and (ii) in the case of a request for the amendment, extension or increase of a Letter of Credit, a notice and/or letter of credit application, in such form as specified by the applicable Issuing Bank, identifying the Letter of Credit to be amended, extended or increased and specifying the requested date of amendment, extension or increase (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (a) of this Section), the amount and currency (which shall be Dollars or an Alternative Currency) of such Letter of Credit and such other information as shall be necessary to enable the applicable Issuing Bank to amend, extend or increase such Letter of Credit, no later than 1:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of such amendment, extension or increase (or such shorter period as the applicable Issuing Bank may agree to in its sole discretion). Each notice or letter of credit application delivered pursuant to this Section 2.4(b) shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by the applicable Issuing Bank to enable such Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including the USA Patriot Act. Upon satisfaction or waiver of the conditions set forth in Section 4.2, the applicable Issuing Bank shall issue or amend, extend or increase the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures as in effect from time to time. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit if such Letter of Credit would violate one or more provisions of any applicable law, rule or regulation or such Issuing Bank’s standard policies and procedures regarding the issuance of letters of credit as in effect from time to time. Notwithstanding anything contained in any Application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit or any notice or letter of credit application furnished to any Issuing Bank in connection with the amendment, extension or increase of any Letter of Credit, (i) all provisions of any such Application or notice or letter of credit application purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured solely to the extent provided in this Agreement and in the Collateral Documents, and (ii) in the event of any conflict between the terms and conditions of such Application or notice or letter of credit application, on the one hand, and the terms and conditions of this Agreement, on the other hand, the terms and conditions of this Agreement shall control. Upon the issuance of any Letter of Credit or amendment, extension or increase thereof, the applicable Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the Dollar Equivalent thereof and the currency in which such Letter of Credit is denominated, which notice from the Administrative Agent shall be accompanied by a copy of such Letter of Credit or amendment, extension or increase thereof and the Dollar Equivalent of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).
(c)    In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents, if such documents are not in strict compliance with the terms of such Letter of Credit. As between the Borrower and an Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit; provided that such assumption of risk by the Borrower shall not affect any rights that the Borrower may have against any such beneficiary. In furtherance and not in limitation of the foregoing, an Issuing Bank shall not be responsible or have any liability for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by any beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) any other action or inaction taken or suffered by such Issuing Bank under or in connection with any such Letter of Credit, if required under, or expressly authorized under the circumstances by, any applicable domestic or foreign law or letter of credit practice or (ix) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder or place such Issuing Bank under any liability to the Borrower. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in “good faith” (as such term is defined in Article 5 of the New York Uniform Commercial Code), shall not give rise to any liability on the part of such Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), the applicable Issuing Bank shall not be excused from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a final, non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.
(d)    In the event any Issuing Bank has honored a drawing under a Letter of Credit on any date (a “Disbursement Date”), it shall promptly notify the Borrower and the Administrative Agent of the amount of such drawing in the currency in which such Letter of Credit is denominated and of the applicable Disbursement Date. In the case of any such drawing in an Alternative Currency, the Borrower’s obligation to reimburse the amount of such drawing will, on the applicable Disbursement Date, automatically be converted into an obligation to reimburse the Dollar Equivalent (determined as of such Disbursement Date) of the amount of such Alternative Currency drawing. The Borrower shall reimburse such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in same day funds equal to the dollar amount or Dollar Equivalent, as applicable, of such honored drawing, together in each case with accrued and unpaid interest as provided in Section 2.12; provided that, if the dollar amount or Dollar Equivalent, as applicable, of such honored drawing is $500,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.5 that such payment be financed with a Swing Line Loan or an ABR Borrowing and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swing Line Loan or ABR Borrowing. If the Borrower fails to reimburse any honored drawing under any Letter of Credit on or before the Reimbursement Date, the Administrative Agent shall notify each Lender of such failure, the payment then due from the Borrower in respect of such honored drawing, and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent, in Dollars, its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for an honored drawing under a Letter of Credit (other than the funding of a Swing Line Loan or an ABR Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such drawing. If any Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(d) by the time specified herein, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(e)    Immediately upon the issuance, extension or increase of each Letter of Credit, without any further action by any Person, the applicable Issuing Bank shall be deemed to have sold to each Lender and each Lender shall have been deemed to have purchased from such Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Applicable Percentage of the maximum amount which is or at any time may become available to be drawn thereunder. In consideration and in furtherance of the foregoing, each Lender hereby irrevocably, absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each drawing (or, in the case of a Letter of Credit denominated in an Alternative Currency, of the Dollar Equivalent of each drawing) honored by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on or prior to the applicable Reimbursement Date, or of any reimbursement payment required to be refunded to the Borrower or otherwise returned for any reason. Each Lender acknowledges and agrees that its obligation to fund participations pursuant to this paragraph in respect of Letters of Credit is irrevocable, absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, extension or increase of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rules 3.13 and 3.14 of ISP 98) permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments or any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including those set forth in the following paragraph (f), and that each such payment shall be made without any defense, offset, abatement, withholding or reduction whatsoever and in the currency of such honored drawing. Each Lender further acknowledges and agrees that, in issuing, amending, extending or increasing any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Borrower deemed made pursuant to Sections 2.4 and 4.2, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, extended or increased (or, in the case of an automatic extension permitted pursuant to paragraph (a) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Lenders or the Borrower shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 2.4(a)(iii), 2.4(a)(iv), 2.4(a)(v), 4.2(b) or 4.2(c) would not be satisfied if such Letter of Credit were then issued, amended, extended or increased (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, extend or increase any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).
(f)    The obligation of the Borrower to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, Lender or any other Person, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary(ies) for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries or any other Person; (vi) any breach hereof by any party hereto or any other Loan Document by any party thereto; (vii) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rules 3.13 and 3.14 of ISP 98) permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments; (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (ix) the fact that an Event of Default or a Default shall have occurred and be continuing.
(g)    Without duplication of any obligation of the Borrower under Section 10.3, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save and hold harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented costs, charges and out-of-pocket expenses (including reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction), which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance, amendment, extension or increase of any Letter of Credit by such Issuing Bank, any demand for payment thereunder, any payment or other action taken or omitted to be taken in connection with such Letter of Credit or this Agreement, or any transaction(s) supported by such Letter of Credit, other than as a result of (1) the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by such Issuing Bank of a presentation under any Letter of Credit which strictly complies with the terms and conditions of such Letter of Credit, or (ii) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act. The Borrower will pay all amounts owing under this Section promptly after written demand therefor.

(h)    An Issuing Bank may resign as an Issuing Bank by providing at least 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of such Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. At the time any such resignation or replacement shall become effective, (A) the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Sections 2.11(c) and (d) and (B) the resigning or replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement. After the replacement or resignation of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall not be required to issue, amend, extend or increase any Letters of Credit.
(i)    The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by a written agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.
(j)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash equal to 103% of Letter of Credit Usage attributable to all outstanding Letter of Credits as of such date (provided that, if the Letter of Credit Usage increases at any time following such deposit, the Borrower shall, at the request of the Administrative Agent, deposit additional amounts in cash in Dollars so that such deposit account holds at least 103% of the amount of Letter of Credit Usage at any time) plus any accrued and unpaid interest thereon, in each case in Dollars; provided that the obligation to deposit such cash collateral shall become effective immediately, and such cash collateral shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraphs (h), (i) or (j) of Article VIII. Such cash collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such cash collateral, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such cash collateral shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for any disbursements under Letters of Credit for which they have not been reimbursed and, to the extent not so applied, shall be held as cash collateral for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Usage at such time, and after such cash collateralization and/or payment in full of all Letter of Credit Usage, may be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide amounts of cash collateral hereunder as a result of the occurrence of an Event of Default, such amounts (to the extent not applied as aforesaid) shall be returned to the Borrower (or as otherwise ordered by a court of competent jurisdiction) within five Business Days after all Events of Default have been cured or waived.
(k)    Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP 98 (including those relating to payment of fees of correspondent banks in the case of Letters of Credit denominated in Alternative Currencies) shall apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and each Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required under, or expressly authorized under the circumstances by, any applicable law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary of any Letter of Credit is located, the practice stated in the ISP 98, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade, Inc. (BAFT), or the Institute of International Banking Law & Practice, whether or not any such law or practice is applicable to any Letter of Credit.
Section 2.5 Requests for Borrowings.
To request a Borrowing, the Borrower shall deliver to the Administrative Agent a written Borrowing Request in substantially the form of Exhibit B-1 attached hereto and signed by the Borrower (a) in the case of a SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed Borrowing or (c) in the case of a Borrowing of a Swing Line Loan, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be by hand delivery or telecopy (or facsimile or other electronic transmission (e.g., .pdf via e-mail)) to the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.2 and Section 2.3:

(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;
(iv)    in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.6, or, in the case of any Loan requested to finance the reimbursement of drawing under a Letter of Credit as provided in Section 2.4(d), the identity of the Issuing Bank that has honored such drawing.
If no election as to the Type of Borrowing is specified with respect to Revolving Loans, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.6 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swing Line Loans shall be made by the Swing Line Lender to the Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 3:00 p.m., New York City time, on the requested date of such Swing Line Loan. Except as otherwise specified in the immediately preceding sentence, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.7 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.5; provided that Swing Line Loans shall be made and maintained as ABR Borrowings only. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swing Line Loans, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall deliver to the Administrative Agent a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Borrower by the time that a Borrowing Request would be required under Section 2.5 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such request shall be irrevocable and shall be by hand delivery or telecopy (or facsimile or other electronic transmission (e.g., .pdf via e-mail)) to the Administrative Agent.
(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.2:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv)    if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a SOFR Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.8 Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Utilization of Commitments would exceed the total Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.

(d)    If, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.
Section 2.9 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of the Maturity Date and the date that is ten (10) days after such Swing Line Loan is made; provided that on each date that a Borrowing consisting of Revolving Loans is made, the Borrower shall repay all Swing Line Loans that were outstanding on the date such Borrowing was requested.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).
Section 2.10 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.15), subject to prior notice in accordance with this Section. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) in writing (by telecopy or facsimile or other electronic transmission) or hand delivery of written notice) of any prepayment hereunder

(i) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swing Line Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.
(b)    The Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Commitments shall not at any time exceed the Commitments then in effect.
(c)    Each prepayment of a Borrowing shall be applied ratably to the Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any costs incurred as contemplated by Section 2.15.
Section 2.11 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at the Commitment Fee Rate set forth in the definition of Applicable Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and Letter of Credit Usage of such Lender (and the Swing Line Exposure of such Lender shall be disregarded for such purpose).
(b)    On the Closing Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender as of the Closing Date, an upfront fee equal to 0.25% multiplied by each such Lender’s Commitments as in effect on the Closing Date.
(c)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) letter of credit fees at a rate per annum equal to (i) the Applicable Rate for Revolving Loans that are SOFR Loans, multiplied by (ii) the average aggregate daily maximum Dollar Equivalent available to be drawn under all such Letters of Credit (determined as of the close of business son any date of determination)

(regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Letter of Credit Usage. Such letter of credit fees shall be paid on a quarterly basis in arrears and shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of any Letter of Credit, on the Commitment Termination Date and thereafter on demand.
(d)    The Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees:
(i)    a fronting fee equal to 0.125% per annum, multiplied by the average aggregate daily maximum Dollar Equivalent available to be drawn under all Letters of Credit issued by such Issuing Bank (determined as of the close of business on any date of determination) (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank; and
(ii)    such administrative, documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
Such fronting fee shall be paid on a quarterly basis in arrears and shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Commitment Termination Date and thereafter on demand. Such documentary and processing charges are due and payable on demand.
(e)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(f)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the parties specified herein. Fees paid shall not be refundable under any circumstances.
Section 2.12 Interest. (a) The Loans comprising each ABR Borrowing (including each Swing Line Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Loans comprising each SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, at all times when an Event of Default listed in paragraphs (a), (b), (h), (i) or (j) of Article VIII has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable thereto as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Subject to Section 2.12(g), all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR, Term SOFR or SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(f)    The Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the Dollar Equivalent paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the applicable Disbursement Date to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans.
(g)    Interest payable pursuant to Section 2.12(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of any honored drawing, such Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.4(d) with respect to such honored drawing, such Lender’s Applicable Percentage of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by such Lender for the period from the date on which such Issuing Bank was so reimbursed by such Lender to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.
Section 2.13 Alternate Rate of Interest; Benchmark Replacement Setting; Illegality.
(a)    Alternate Rate of Interest. Subject to Section 2.13(b), if prior to the commencement of any Interest Period for a SOFR Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining SOFR, Term SOFR or Adjusted Term SOFR, as applicable; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii)    the Administrative Agent is advised by the Required Lenders that SOFR, Term SOFR or Adjusted Term SOFR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders in writing (by telecopy or facsimile or other electronic transmission) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and such Borrowing shall be continued as an ABR Borrowing, and (y) if any Borrowing Request requests a SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that upon Borrower’s receipt of such notice, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to, or continuation of SOFR Loans.
(b)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of

“Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13(b).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any

Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
(c)    If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Revolving Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (ii) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15.

Section 2.14 Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by or participated in, any Lender (except any such reserve requirement reflected in Adjusted Term SOFR) or Issuing Bank; or
(ii)    impose on any Lender or Issuing Bank or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    impose on any Recipient any Taxes (other than Indemnified Taxes or Taxes described in clauses (b) through (d) of the definition of Excluded Taxes), on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or other Recipient of participating in, issuing, amending, extending, increasing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital or liquidity of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder, the Loans made by such Lender or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon request of such Lender or Issuing Bank the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.15 Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(a) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the SOFR market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.16 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    In addition, the Borrower shall (i) pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or (ii) at the option of the Administrative Agent, shall timely reimburse the Administrative Agent for any payment of such Other Taxes.
(c)    The Loan Parties shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    (i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii), 2.16(e)(iii), 2.16(e)(v) or 2.16(e)(vi)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.
(iii)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed originals of IRS Form W-8ECI;
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in substantially the form attached hereto as Exhibit J-1, J-2, J-3 or J-4, as applicable, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Portfolio Interest Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(D)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Portfolio Interest Certificate in compliance with Section 2.16(e)(iii)(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate in compliance with Section 2.16(e)(iii)(C) on behalf of each such direct or indirect partner.

(iv)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine withholding or deduction required to be made.
(v)    If a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e)(v), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(vi)    Each Lender agrees that if any form, certification or other documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the

Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 2.16.
(g)    If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (w) any Lender or the Administrative Agent may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund for any Taxes; (x) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender or the Administrative Agent has made a payment to the indemnifying party pursuant to this Section shall be treated as an Indemnified Tax for which the indemnifying party is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section without any exclusions or defenses; (y) nothing in this Section shall require the Lender or the Administrative Agent to disclose any confidential information to a Loan Party or any other Lender (including its tax returns); and (z) neither any Lender nor the Administrative Agent shall be required to pay any amounts pursuant to this Section (i) for so long as a Default or Event of Default exists or (ii) to the extent the payment of any such amounts would place the Lender or Administrative Agent in a less favorable net after-Tax position than the Lender or Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(h)    For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(i)    Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.
Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, reimbursements under Letters of Credit, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent and except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed drawings under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed drawings under Letters of Credit then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Swing Line Loans or drawings under Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Swing Line Loans or drawings under Letters of Credit and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Swing Line Loans or drawings under Letters of Credit of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Swing Line Loans or drawings under Letters of Credit; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swing Line Loans or drawings under Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3, Section 2.4(d), Section 2.6(b) or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.18 Mitigation Obligations; Replacement of Lenders. (a) If any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(a)) requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(b)) requests compensation under Section 2.14, (ii) the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender or (iv) any Lender is a Declining Lender under Section 2.20, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii)

such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.
(c)    Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
Section 2.19 Increase in the Aggregate Commitments. (a) The Borrower may, from time to time, by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased by a minimum amount equal to $10,000,000 or an integral multiple of $5,000,000 in excess thereof (each, a “Commitment Increase”), to be effective as of a date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the applicable Increase Date, or shall occur as a result thereof and, provided, further, that at no time shall the total aggregate Commitment Increase hereunder exceed $150,000,000.
(b)    The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent. The failure of any Lender to respond shall be deemed to be a refusal of such Lender to increase its Commitment.

(c)    Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Persons (but not to the Borrower or an Affiliate thereof or any natural person) reasonably acceptable to the Administrative Agent (each, an “Eligible Assignee”) to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that, unless otherwise agreed by the Borrower and the Administrative Agent, the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
(d)    On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the third to last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:
(i)    (A) a certificate of the Borrower signed by an authorized officer of the Borrower (1) certifying and attaching the resolutions adopted by the board of directors or other applicable governing body of the Borrower approving the Commitment Increase and the corresponding modifications to this Agreement, and (2) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in such manner as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in Section 3.4(a) shall be deemed to refer, following the first delivery thereof, to the most recent statements furnished pursuant to Section 5.1, and (y) no Default or Event of Default exists and, if requested by the Administrative Agent, (B) an opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent (but in any event substantially similar to the opinion(s) of counsel delivered to the Administrative Agent on the Closing Date) in respect of matters relating to the Commitment Increase;
(ii)    a joinder agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to such Assuming Lender, the Borrower and the Administrative Agent, duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

(iii)    confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.
(e)    On each Increase Date, upon fulfillment of the conditions set forth in Section 2.19(d), in the event any Loans are then outstanding, each relevant Increasing Lender and Assuming Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to the applicable Commitment Increase and the application of such amounts to make payments to such other Lenders, the Loans to be held ratably by all Lenders as of such date in accordance with their respective Applicable Percentages (after giving effect to the Commitment Increase).
(f)    This Section shall supersede any provisions in Section 2.17 or Section 10.2 to the contrary. Notwithstanding Section 10.2, the Borrower, the Administrative Agent, the Increasing Lenders and the Assuming Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Commitment Increase that has become effective in accordance with this Section 2.19.
Section 2.20 Extension of Maturity Date. (a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders and the Issuing Banks) not less than 30 days prior to the then existing maturity date for Commitments hereunder (the “Existing Maturity Date”), request that the Lenders and the Issuing Banks extend the Existing Maturity Date in accordance with this Section; provided that the Borrower may not make more than two Maturity Date Extension Requests during the term of this Agreement. Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended; provided that such date is no more than one calendar year from the then scheduled Maturity Date, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request, provided that no such changes or modifications requiring approvals pursuant to Section 10.2(b) shall become effective prior to the then existing Maturity Date unless such other approvals have been obtained. For the avoidance of doubt, such extension may include a “springing” maturity concept substantially similar to that included in this Agreement as of the Closing Date. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree or not agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of its Commitment and, if such Lender (or a designated Affiliate of such Lender) is then serving as an Issuing Bank, its (or its designated Affiliate’s) Issuing Bank Sublimit, with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood (x) that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender and (y) that, in the case of any Lender then serving (or whose designated Affiliate is then serving) as an Issuing Bank, (I) the Issuing Bank Sublimit of such Lender (or such designated Affiliate) shall not be extended in connection with an extension of such Lender’s Commitments unless so specified by such Lender (or such designated Affiliate), in its capacity as Issuing Bank, in such written notice to the Borrower and (II) for purposes of Section 2.4(a), the “Maturity Date” applicable to Letters of Credit of an Issuing Bank that has not extended its Issuing Bank Sublimit will be the Maturity Date in respect of such Letter of Credit Sublimit that has not been extended). If a Lender elects to extend only a portion of its then existing Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments of the Consenting Lenders (including interest and fees payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request, (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained, except that any such other modifications and amendments that do not take effect until the Existing Maturity Date shall not require the consent of any Lender other than the Consenting Lenders) become effective and (iv) in the case of any Consenting Lender then serving (or whose designated Affiliate is then serving) as an Issuing Bank that shall not have agreed to extend the Existing Maturity Date with respect to its Issuing Bank Sublimit, or shall have agreed to extend the Existing Maturity Date with respect to less than the entire amount of its Issuing Bank Sublimit, such Issuing Bank shall not have the obligation to issue, amend, extend or increase Letters of Credit following the Extension Effective Date, if after giving effect to any such issuance, amendment, extension or increase, the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank that have a stated expiration date after the date that is five days prior to the Existing Maturity Date with respect to the non-extended portion of its Issuing Bank Sublimit would exceed the extended portion (if any) of such Issuing Bank Sublimit.
(b)    Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.18 and 10.4, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitments subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.

(c)    If a Maturity Date Extension Request has become effective hereunder, on the Existing Maturity Date, the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Consenting Lender shall, to the extent the amount of such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section and to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, be permanently reduced by the amount of such excess, and, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, the Borrower shall prepay the proportionate part of the outstanding Loans of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date), it being understood that such repayments may be funded with the proceeds of new Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Commitments.
(d)    Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Section 4.2 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer.
(e)    Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.8(c) or Section 2.17(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 10.2(b).
(f)    The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.
Section 2.21 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2;

(ii)    if any Swing Line Exposure or Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:
(A)    all or any part of the Swing Line Exposure and Letter of Credit Usage of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swing Line Exposure and Letter of Credit Usage does not exceed the total of all Non-Defaulting Lenders’ Commitments, (y) the sum of any Non-Defaulting Lender’s Revolving Exposure plus its Pro Rata Share of such Defaulting Lender’s Swing Line Exposure and Letter of Credit Usage does not exceed such Non-Defaulting Lender’s Commitment and (z) the conditions set forth in Section 4.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.4(j) for so long as such Letter of Credit Usage is outstanding;
(C)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(c) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized;
(D)    if the Letter of Credit Usage of the Non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and
(E)    if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(c) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s Letter of Credit Usage attributable to Letter of Credits issued by each Issuing Bank) until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized in accordance with the procedures set forth in Section 2.4(j);
(iii)    so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swing Line Exposure or Letter of Credit Usage will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with Section 2.21(a)(ii), and participating interests in any newly made Swing Line Loan or any newly issued, amended, extended or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(a)(ii)(A) (and such Defaulting Lender shall not participate therein);
(iv)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank or the Swing Line Lender hereunder; third, to cash collateralize each Issuing Bank’s Letter of Credit Usage with respect to such Defaulting Lender in accordance with Section 2.4(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize each Issuing Bank’s future Letter of Credit Usage with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.4(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Letters of Credit were made when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of or Letters of Credit disbursements owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments (without giving effect to Section 2.21(a)(ii)(A)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and
(v)    No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    If (i) any Lender becomes a Defaulting Lender or (ii) the Swing Line Lender or any Issuing Bank has a good faith belief that any Lender will become a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and such Issuing Bank shall not be required to issue, amend, extend or increase any Letter of Credit, unless the Swing Line Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swing Line Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
(c)    If the Borrower, Swing Line Lender, each Issuing Bank and the Administrative Agent each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders (other than Swing Line Loans) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lenders and the Issuing Banks that:
Section 3.1 Organization; Powers. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in the case of clauses (b) and (c) above, where the failure to do so, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect.
Section 3.2 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make has not had and could not reasonably be expected to have a Material Adverse Effect and (iii) filings or other actions necessary to perfect Liens created under the Security Documents, (b) except as has not had and could not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Borrower or any of its Subsidiaries, (d) except, in each case, as has not had and could not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than the Liens created pursuant to the Collateral Documents).
Section 3.4 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of operations, comprehensive loss, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2023, December 31, 2022, and December 31, 2021, reported on by KPMG LLP, independent public accountants. Other than as set forth on Schedule 3.4 to the Disclosure Letter, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(b)    Since December 31, 2023, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

Section 3.5 Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except as would not, individually or in the aggregate, result in and or reasonably be expected to result in a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than (i) Permitted Encumbrances, (ii) Liens arising by operation of law, (iii) Liens permitted by Section 6.2 and (iv) minor defects in title that do not materially interfere with the ability of the Borrower and its Subsidiaries to conduct their businesses and that have not had and would not reasonably be expected to result in a Material Adverse Effect.
(b)    As of the Closing Date, Schedule 3.5 to the Disclosure Letter contains a true, accurate and complete list of all Material Real Estate Assets of the Loan Parties.
(c)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all Intellectual Property material to, used in and necessary to its business as currently conducted, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect.
Section 3.6 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) that have resulted or would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions. Neither the Borrower nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, have resulted or would reasonably be expected to result in a Material Adverse Effect.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received written notice of any claim with respect to any Environmental Liability.
(c)    Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

Section 3.7 Compliance with Laws and Agreements; No Default.
(a)    Each of the Borrower and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect.
(b)    No Default has occurred and is continuing.
Section 3.8 Investment Company Status. None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.9 Taxes. Except as has not resulted and would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Borrower and its Subsidiaries, (ii) such returns accurately reflect all liability for Taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby and (iii) each of the Borrower and each of its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
Section 3.10 ERISA. (a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred, or is reasonably expected to occur, other than as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    There exists no material Unfunded Pension Liability with respect to any Plan, except as could not reasonably be expected to result in a Material Adverse Effect.
(c)    None of the Borrower, any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan.
(d)    There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Subsidiary or any ERISA Affiliate, threatened, which have resulted in or would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.
(e)    The Borrower, each Subsidiary and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect.
(f)    No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. None of the Borrower, any Subsidiary or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Borrower, any Subsidiary or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC except as has not resulted in and could not reasonably be expected to result in a Material Adverse Effect, and no Lien imposed under the Code or ERISA on the assets of the Borrower, any Subsidiary or any ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan. None of the Borrower, any Subsidiary or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(g)    Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as has not resulted in and could not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as has not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities, except as would not reasonably be expected to result in a Material Adverse Effect.
Section 3.11 Disclosure. The reports, financial statements, certificates and other written factual information furnished by or on behalf of the Borrower to the Administrative

Agent or any Lender in connection with the Transactions or the negotiation of this Agreement or delivered hereunder or under any Loan Document (as modified or supplemented by other information so furnished and when taken as a whole), when furnished, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized, and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).
Section 3.12 Subsidiaries. Schedule 3.12 to the Disclosure Letter sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership (directly or indirectly) of the Borrower therein. Except as has not resulted and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Subsidiaries of the Borrower are fully paid and non-assessable and are owned by the Borrower (other than minority interests held by other Persons that do not violate any provision of this Agreement), directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.2.
Section 3.13 Anti-Terrorism Laws; USA Patriot Act. To the extent applicable, the Borrower and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act.
Section 3.14 Anti-Corruption Laws and Sanctions; Anti-Money Laundering Laws. (a) The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower and its Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, its and their respective directors, officers, employees, and their respective affiliates and agents acting at their direction, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary, nor to the knowledge of the Borrower, any of the directors, officers, or employees of the Borrower or its Subsidiaries, or (ii) to the knowledge of the Borrower, any of its or their respective affiliates or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Transactions will not violate Anti-Corruption Laws or applicable Sanctions.
(b)    No part of the proceeds of the Loans or any Letters of Credit will be used, directly or indirectly, for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(c)    To the extent applicable, each Loan Party is in compliance, in all material respects, with anti-money laundering laws.
Section 3.15 Margin Stock. (a) None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of buying or carrying or extending credit for the purpose of buying or carrying Margin Stock.
(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.
Section 3.16 Solvency. As of the Closing Date, the Borrower and its Subsidiaries, taken as whole, after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith on the Closing Date will be, Solvent.
Section 3.17 Immaterial Subsidiaries. As of the Closing Date, the Domestic Subsidiaries set forth on Schedule 3.17 to the Disclosure Letter are not Material Domestic Subsidiaries.
Section 3.18 Collateral Documents. The Security Agreement and each other Collateral Document is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the Uniform Commercial Code). In the case of the Pledged Collateral described in the Security Agreement, when stock or interest certificates representing such Pledged Collateral (along with properly completed stock or interest powers endorsing the Pledged Collateral) and executed by the owner of such shares or interests are delivered to the Collateral Agent), and in the case of the other Collateral described in the Security Agreement or any other Collateral Document, when financing statements and other filings specified on Schedule 3.18 to the Disclosure Letter in appropriate form are filed in the offices specified on Schedule 3.18 to the Disclosure Letter, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (to the extent a security interest can be perfected therein under the Uniform Commercial Code by the taking of such action or the making of such filing), as security for the Obligations, in each case prior and superior in right to any other Person.
Section 3.19 Affected Financial Institution. No Loan Party is an Affected Financial Institution.
Section 3.20 FinCEN. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE IV
CONDITIONS
Section 4.1 Conditions of Initial Credit Extension. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder, in each case, on the Closing Date, shall not become effective until each of the following conditions is satisfied (or waived in accordance with Section 10.2):
(a)    Revolving Credit and Guaranty Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of any other Loan Documents to be entered into as of the Closing Date and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any Notes requested by a Lender pursuant to Section 2.9(e) payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Banks and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Financial Statements. The Lenders shall have received unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2024.
(c)    Closing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Responsible Officer, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers, Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
(d)    No Default and Representations and Warranties Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower on the Closing Date (i) stating that no Default has occurred and is continuing and (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(e)    Fees and Expenses. The Lenders, the Arrangers and the Administrative Agent shall have received (i) all fees required to be paid on the Closing Date pursuant to the Engagement Letter and (ii) all other fees required to be paid on the Closing Date, and all expenses (including the reasonable fees and expenses of outside legal counsel required to be reimbursed by Borrower hereunder) for which invoices have been presented no later than three (3) Business Days prior to the Closing Date (or a shorter period as agreed to by the Borrower).
(f)    Lien Searches. The Administrative Agent shall have received the results of a recent customary lien search, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.2 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
(g)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) to the extent certificated, the certificates representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) to the extent required to be delivered pursuant to the Security Agreement, each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(h)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein (but only to the extent required therein), prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2), shall be in proper form for filing, registration or recordation.
(i)    Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer substantially in the form attached hereto as Exhibit I.
(j)    Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.
(k)    USA PATRIOT Act, Etc.
(i)    At least three (3) Business Days prior to the Closing Date, the Borrower and each of the other Loan Parties shall have provided to the Administrative Agent or the Lenders the documentation and other information theretofore requested in writing by the Administrative Agent or the Lenders at least ten (10) Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act.

(ii)    At least five (5) days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification to each Lender who requests the same.
For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.2 Each Credit Extension. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing consisting solely of a conversion of Loans of one Type to another Type or a continuation of a SOFR Loan following the expiration of the applicable Interest Period), the obligation of each Issuing Bank to issue any Letter of Credit, or amend or extend the expiration date, or increase the face amount of any Letter of Credit, and the effectiveness of any Commitment Increase pursuant to Section 2.19 or any extension of the Maturity Date pursuant to Section 2.20 (each of the foregoing, a “Credit Extension”), is subject to the satisfaction of the following conditions:
(a)    To the extent applicable, the Administrative Agent shall have received a fully executed Borrowing Request or the Administrative Agent and the applicable Issuing Bank shall have received fully executed Issuance Notice and Application, as the case may be;
(b)    The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.4(a) shall be deemed to refer, following the first delivery thereof, to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in such manner as of such earlier date; and
(c)    At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing.
Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in paragraphs (b) and (c) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have been cancelled or expired or cash collateralized on terms satisfactory to the applicable Issuing Banks, each Loan Party covenants and agrees with the Lenders that:
Section 5.1 Financial Statements; Other Information; Quarterly Conference Calls. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):
(a)    within 90 days after the end of such fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date or any other Indebtedness maturing within one year from the time such opinion is delivered) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F attached hereto (i) certifying as to whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10(a) and (b), and (iii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.4 had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet at https://cloudflare.net/home/default.aspx (or any successor page) or at https://www.sec.gov;
(e)    promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and
(f)    the Borrower will furnish to the Collateral Agent any information regarding Collateral required pursuant to the Collateral Documents.
The Borrower will participate in a telephonic meeting with the Administrative Agent and the Lenders, such meeting to be held, if and to the extent requested by the Administrative Agent, at such time (but not more often than once per fiscal year) during normal business hours as may reasonably be agreed to by the Borrower and the Administrative Agent, during which the Borrower shall, among other things, convey to the Administrative Agent and the Lenders (a) an analysis of key business trends with respect to the Borrower as of the end of and for the then most recently ended fiscal quarter and the then elapsed portion of the applicable fiscal year and (b) guidance (which shall be prepared on the basis of assumptions believed by the Borrower to be reasonable) with respect to such key business trends for such fiscal year.
Information required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet at https://cloudflare.net/home/default.aspx (or any successor page) or at https://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 5.2 Notices of Material Events.
The Borrower will furnish to the Administrative Agent (for distribution to each Lender), promptly upon the knowledge of any Responsible Officer, written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(d)    any change in the information provided in the Beneficial Ownership Certification delivered by the Borrower pursuant to Section 4.1(k)(ii), if applicable, that would result in a change to the list of beneficial owners identified in such certification; and
(e)    any other development that becomes known to any Responsible Officer of the Borrower or any of its Subsidiaries that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, or other transaction permitted under Section 6.3 and (ii) none of the Borrower or any of its Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 5.4 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities which, if unpaid, would become a Lien upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 6.2, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) to the extent required by GAAP, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 5.5 Maintenance of Properties; Insurance.
(a)    The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) maintain insurance with financially sound and reputable insurance companies or through self-insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(b)    The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.
Section 5.6 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP (other than as set forth in Schedule 3.4 to the Disclosure Letter). The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding anything to the contrary in this Section 5.6, none of the Borrower or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.
Section 5.7 ERISA-Related Information. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) promptly and in any event within 15 days after the Borrower, any Subsidiary or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B); (b) promptly and in any event within 30 days after the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of a Financial Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; (c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded

Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by the Borrower, any Subsidiary or any ERISA Affiliate, or (iv) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of the Borrower, any Subsidiary or any ERISA Affiliate, a detailed written description thereof from a Financial Officer of the Borrower; and (d) as soon as practicable, and in any event within 10 days, if, at any time after the Closing Date, the Borrower, any Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan to which the Borrower, and Subsidiary or any ERISA Affiliate did not maintain or contribute to prior to the Closing Date, a written description evidencing that each such plan or Multiemployer Plan is in compliance in form and operation with its terms and with ERISA and the Code.
Section 5.8 Compliance with Laws and Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.9 Use of Proceeds. The proceeds of the Loans will be used only for working capital and general corporate purposes, including for stock repurchases under stock repurchase programs approved by the Borrower and for Acquisitions. The Letters of Credit and the proceeds thereof will be used only for working capital and general corporate purposes. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Credit Extension, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10 Additional Guarantors. Subject to Section 10.17,
(a)    in the event that any Person becomes a Material Domestic Subsidiary, the Borrower shall, not later than 30 days thereafter (or such longer period of time as the Collateral Agent may agree in its sole discretion), (A) cause such Material Domestic Subsidiary to become (x) a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement and (y) a Grantor under the Security Agreement by executing and delivering to the Collateral Agent the joinder agreement required thereunder, and (B) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Collateral Agent or required by the Collateral Documents in connection therewith; and
(b)    with respect to each Material Domestic Subsidiary referred to in clause (a) above, the Borrower shall promptly after delivering the financial statements pursuant to Sections 5.1(a) or (b), as the case may be, send to the Administrative Agent written notice setting forth (i) the date on which such Person became a Material Domestic Subsidiary and (ii) all of the data required to be set forth in Schedule 3.12 to the Disclosure Letter with respect to such Material Domestic Subsidiary; and such written notice shall be deemed to supplement Schedule 3.12 to the Disclosure Letter for all purposes hereof. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of such customary matters as may be reasonably requested by the Administrative Agent relating to any Counterpart Agreement or joinder agreement delivered pursuant to this Section 5.10, dated as of the date of such agreement.
Section 5.11 Further Assurances.
(a)    Subject to Section 10.17, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are (i) guaranteed by the Guarantors and (ii) are secured by the Collateral.
(b)    As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.11(b) to the Disclosure Letter (or such later date as the Administrative Agent may reasonably agree in writing), the Borrower shall deliver, or cause to be delivered, the documents, or take the actions, specified on Schedule 5.11(b) to the Disclosure Letter.
ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have been cancelled or expired or cash collateralized on terms satisfactory to the applicable Issuing Banks, each Loan Party covenants and agrees with the Lenders that:

Section 6.1 Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)    the Obligations;
(b)    Indebtedness of the Borrower or its Subsidiaries with respect to Capital Lease Obligations, sale-lease back transactions and purchase money Indebtedness in an aggregate outstanding principal amount not to exceed, as of the date such Indebtedness is incurred, the greater of $50,000,000 and 12.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b); provided that any such Indebtedness shall be secured only by the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired, constructed or improved in connection with the incurrence of such Indebtedness;
(c)    Indebtedness of Subsidiaries that are not Loan Parties; provided, that (i) the aggregate outstanding principal amount of such Indebtedness shall not exceed $25,000,000 (or the equivalent thereof), (ii) such Indebtedness is not guaranteed by any Domestic Subsidiary that is not a Guarantor, (iii) both immediately prior and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall exist or result there from;
(d)    Indebtedness of any Subsidiary to the Borrower or to any other Subsidiary, or of the Borrower to any Subsidiary; provided that (i) all such Indebtedness owing by a Loan Party to any Subsidiary that is not a Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Obligations on subordination terms described in the intercompany note substantially in the form of Exhibit K hereto or on substantially identical subordination terms or other subordination terms reasonably satisfactory to the Administrative Agent and (ii) any such Indebtedness of any Subsidiary that is not a Guarantor owing to any Loan Party shall be subject to the limitations set forth in Section 6.7(d);
(e)    Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under paragraph (k) of Article VIII;
(f)    Indebtedness in connection with cash management agreements, netting services, overdraft protections and otherwise similarly in connection with deposit accounts and Indebtedness in connection with credit card, debit card or other similar cards;
(g)    Guarantees by the Borrower of Indebtedness of a Subsidiary or Guarantees by a Subsidiary of Indebtedness of the Borrower or another Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations and (ii) in the case of Guarantees by a Loan Party of the obligations of a Subsidiary that is not a Guarantor, such Guarantees shall be permitted by Section 6.7(d);
(h)    Indebtedness existing on the Closing Date and described in Schedule 6.1 to the Disclosure Letter;
(i)    Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;
(j)    other Indebtedness in an amount not to exceed an unlimited aggregate amount so long as the Borrower is in compliance with a Total Net Leverage Ratio that is 0.75 to 1.00 less than the maximum Total Net Leverage Ratio applicable under Section 6.10(a) at the time such Indebtedness is incurred (to be calculated after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof (but, for the avoidance of doubt, without netting any cash proceeds thereof), as of the last day of the most recently ended four fiscal quarter period for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b)); provided that (A) such Indebtedness is unsecured, (B) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal (other than nominal amortization not to exceed 1% per annum of the original outstanding principal amount of such Indebtedness) prior to, the date that is 91 days after the latest Maturity Date then in effect, (C) such Indebtedness is not guaranteed by any Subsidiary that is not a Guarantor; (D) both immediately prior and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall exist or result therefrom;
(k)    letters of credit (other than Letters of Credit hereunder), bank guarantees, bankers’ acceptances and other similar instruments that are issued to secure obligations under leases, or are otherwise issued in the ordinary course of business;
(l)    the 2026 Convertible Notes and any refinancing, exchange or replacement thereof, provided that (x) the final maturity of such refinancing, exchange or replacement of the 2026 Convertible Notes shall be no earlier than the maturity date of the 2026 Convertible Notes as in effect on the Closing Date and (y) the principal amount of such refinancing, exchange or replacement of the 2026 Convertible Notes shall not exceed the principal amount of the 2026 Convertible Notes being refinanced, exchanged or replaced (other than by the amount of any premium on the 2026 Convertible Notes paid in connection with such refinancing, exchange or replacement);
(m)    other Indebtedness in an aggregate outstanding principal amount not to exceed (as of the date such Indebtedness is incurred) the greater of (x) $50,000,000 and (y) 12.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b));

(n)     Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case, as the result of any Acquisition or other Investment; provided, that (i) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (ii) the aggregate outstanding principal amount of such Indebtedness permitted to be incurred shall not exceed $25,000,000; and
(o)    Indebtedness which represents any extension, refinancing, renewal or replacement of any of the Indebtedness described in clauses (b), (h), (j), (l) or (m) hereof; provided, that, (i) the aggregate principal amount of such Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any interest, premiums or penalties required to be paid plus fees and expenses associated therewith, (ii) any Liens securing such Indebtedness are not extended to any additional property of the Borrower or any Subsidiary (or if no Liens secure such Indebtedness being extended, refinanced, renewed or replaced, no Liens secure such Indebtedness), (iii) no Loan Party that is not originally obligated (or required to become obligated) with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, renewed or replaced, (v) the terms of any such extension, refinancing, or renewal (other than pricing, premiums and optional prepayment or optional redemption provisions) are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness, taken as a whole, as determined in good faith by the Borrower, and (vi) if the Indebtedness that is extended, refinanced, renewed, or replaced was subordinated in right of payment to the Obligations, then the terms and conditions of the extension, refinancing, renewal, or replacement Indebtedness must include subordination terms and conditions, taken as a whole, that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the extended, refinanced, renewed, or replaced Indebtedness.
Section 6.2 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date and, to the extent securing obligations exceeding $5,000,000 in aggregate principal amount, set forth in Schedule 6.2 to the Disclosure Letter and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than improvements thereon or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, extension, renewal or replacement;
(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, extension, renewal or replacement;
(d)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness that is permitted by Section 6.1(b), (ii) such Liens and the Indebtedness secured thereby are initially incurred prior to or within 180 days after the acquisition or the completion of the construction or improvement of such fixed or capital assets, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and customary related expenses, and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary other than additions, accessions, parts, attachments or improvements on or proceeds of such fixed or capital assets; provided that clause (ii) shall not apply to any refinancing, extension, renewal or replacement thereof;
(e)    licenses, sublicenses, leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;
(f)    the interest and title of a lessor under any lease, license, sublease or sublicense entered into by the Borrower or any Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;
(g)    in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(h)    in the case of any Joint Venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
(i)    Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(j)    Liens on earnest money deposits of cash or cash equivalents made in connection with any Acquisition or other Investment not prohibited hereunder;
(k)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents or other securities on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to institutions with respect to cash management operating account arrangements and similar arrangements;
(l)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any of its Subsidiaries in the ordinary course of business;
(m)    Liens securing Indebtedness permitted by Section 6.1(c); provided that such Liens shall extend only to the assets of the non-Loan Party that incurred such Indebtedness and any non-Loan Party that Guarantees such Indebtedness in accordance with Section 6.1(c);
(n)    Liens securing the Obligations pursuant to any Loan Document;
(o)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(p)    Liens securing Indebtedness permitted pursuant to Section 6.1(f);
(q)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
(r)    other Liens securing obligations in an aggregate amount not to exceed $25,000,000 at any time outstanding.
Section 6.3 Fundamental Changes; Assets Sales; Changes in Business. (a) The Borrower will not, and will not permit any Subsidiary to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
(i)    any Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the surviving entity is (x) the Borrower or (y) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, which corporation shall expressly assume, by a written instrument in form and substance reasonably satisfactory to the Administrative

Agent, all the obligations of the Borrower under the Loan Documents, provided that, in the case of clause (y), such Person assuming all obligations of the Borrower shall have delivered to the Administrative Agent (A) all “know your customer” and similar information required under anti-money laundering rules and regulations that has been requested by the Administrative Agent or any Lender, (B) to the extent such Person then qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, (i) a Beneficial Ownership Certification or (ii) confirmation that the most recently delivered Beneficial Ownership Certification is still correct, in each case, to the extent such Beneficial Ownership Certification is required for the Administrative Agent or such Lender to satisfy the requirements of the Beneficial Ownership Regulation and (C) if requested by the Administrative Agent, an opinion of counsel to such Person to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document;
(ii)    any Person (other than the Borrower) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);
(iii)    (x) any Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Loan Party and (y) any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to another Subsidiary that is not a Loan Party or to a Loan Party;
(iv)    in connection with any Acquisition, any Subsidiary may merge into or with, or consolidate with any other Person, and any other Person may merge into such Subsidiary, so long as the Person surviving such merger or consolidation shall be a Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);
(v)    any Subsidiary may merge into or consolidate with any other Person in a transaction in which such Subsidiary ceases to be a direct or indirect Subsidiary of the Borrower if such transaction is excluded from the definition of “Asset Sale” by either clause (j) or (k) thereof; and
(vi)    any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
(b)    The Borrower will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale.
(c)    The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related, complementary or incidental thereto.

Section 6.4 Restricted Payments; Prepayments of Indebtedness.
(a)    The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment except:
(i)    Restricted Payments in an unlimited amount, so long as, at the time such Restricted Payment is made, (x) no Default or Event of Default has occurred and is continuing or would result therefrom, (y) the Total Net Leverage Ratio shall not exceed 2.75 to 1.00 (determined on a pro forma basis at the time of (and after giving effect to) such Restricted Payment) and (z) Liquidity shall be no less than $400,000,000 (determined on a pro forma basis at the time of (and after giving effect to) such Restricted Payment);
(ii)    Restricted Payments in an aggregate amount not to exceed, at the time such Restricted Payment is made, the greater of (x) $75,000,000 and (y) 25% of Consolidated Adjusted EBIDTA as of the last day of the most recently ended four fiscal quarter period for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b));
(iii)    any Subsidiary of the Borrower may declare and pay dividends or make other Restricted Payments (i) ratably to its equity holders, (ii) to the Borrower, (iii) to any Guarantor or (iv) in the case of a Subsidiary that is not a Loan Party, to another Subsidiary that is not a Loan Party;
(iv)    the Borrower may make Restricted Payments to redeem in whole or in part any of its Equity Interest (including Disqualified Equity Interests) for another class of its Equity Interests or rights to acquire its Equity Interests (other than, in each case, Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests); provided that the only consideration paid for any such redemption is Equity Interests of the Borrower or the proceeds of any substantially concurrent equity contribution or issuance of Equity Interest (other than, in each case, Disqualified Equity Interests);
(v)    the Borrower may declare and make dividends payable solely in additional shares of the Borrower’s Qualified Equity Interests and may exchange Equity Interests for its Qualified Equity Interests;
(vi)    the Borrower may make any Restricted Payment that has been declared by the Borrower, so long as (A) such Restricted Payment would be otherwise permitted under clause (i), clause (ii) or clause (xiii) of this Section 6.4(a) at the time so declared and (B) such Restricted Payment is made within 60 days of such declaration;
(vii)    the Borrower may repurchase Equity Interests pursuant to any Structured Repurchase; provided that payments made by the Borrower with respect to such Structured Repurchase would be otherwise permitted under clause (i), clause (ii) or clause

(xiii) of this Section 6.4(a) at the time such agreement is entered into as if it were a Restricted Payment made by the Borrower at such time; for the avoidance of doubt, the amount of all Restricted Payments made to purchase Equity Interests pursuant to this clause (vii) shall be determined based upon the net cash payments made after settlement of all payments and obligations pursuant to the terms of such Structured Repurchase, or following the early unwind or settlement of such Structured Repurchase;
(viii)    the Borrower may repurchase Equity Interests or rights in respect thereof granted to directors, officers, employees or other providers of services to the Borrower and the Subsidiaries at the original purchase price of such Equity Interests or rights in respect thereof pursuant to a right of repurchase set forth in equity compensation plans in connection with a cessation of service;
(ix)    the Borrower may (x) repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or exercises of warrants or options or (y) “net exercise” or “net share settle” warrants, stock options or restricted stock units (including in connection with the satisfaction of withholding tax obligations);
(x)    the receipt or acceptance by the Borrower or any Subsidiary of the return of Equity Interests issued by the Borrower or any Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition; and
(xi)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may purchase, redeem or otherwise acquire its Equity Interest for aggregate consideration not in excess of $25,000,000 in any fiscal year.
(b)    No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any voluntary payment or other voluntary distribution (whether in cash, securities or other property) of or in respect of any Junior Debt, or any voluntary payment or other voluntary distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the voluntary purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Debt, except:
(i)    payment of regularly scheduled interest, expenses and indemnities as and when due in respect of any Junior Debt permitted under Section 6.1;
(ii)    refinancings of Junior Debt to the extent permitted by Section 6.1; and
(iii)    payment of Junior Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.5;

(iv)    purchases and other payments of any Junior Debt made solely with the proceeds of or in the form of Equity Interests of the Borrower, and conversions of Junior Debt to Equity Interests of the Borrower, in each case together with cash for any fractional shares and cash for any accrued but unpaid interest and any premium payable in connection therewith; and
(v)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, purchases, redemptions and other payments of any Junior Debt in an aggregate amount not to exceed $25,000,000.
Section 6.5 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or of any Subsidiary to Guarantee Indebtedness of the Borrower or any other Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 6.5 to the Disclosure Letter (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets of the Borrower or any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary (and any extension or renewal thereof so long as the scope of such restrictions and conditions is not expanded), (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof or restricting the grant of Liens in such lease, license, sub-lease, sub-license or other contract, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 6.2; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of the Borrower, (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business, (x) the foregoing shall not apply to customary net worth provisions or similar financial maintenance provisions contained in real property leases,.

Section 6.6 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among the Borrower and its Subsidiaries and not involving any other Affiliate except as otherwise permitted hereunder), except (a) on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties as determined in good faith by the Borrower, (b) payment of customary directors’ fees, customary out-of-pocket expense reimbursement and indemnities (including the provision of directors and officers insurance) of members of the board of directors, officers, consultants or other employees of the Borrower or any of its Subsidiaries, (c) compensation arrangements (including bonuses) and employee benefit arrangements and employment and severance arrangements entered into with directors, officers, managers, consultants or other employees of the Borrower or any of its Subsidiaries, (d) any transaction involving amounts less than $500,000 individually or $5,000,000 in the aggregate in any fiscal year, and (e) any transaction permitted by Section 6.3, any Restricted Payment permitted by Section 6.4(a) and any Investment permitted by Section 6.7.
Section 6.7 Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Borrower and any wholly owned Subsidiary of the Borrower which is a Guarantor;
(c)    Investments in Joint Ventures; provided that such Investments (including through intercompany loans) shall not exceed at any time an aggregate amount of $75,000,000;
(d)    intercompany loans in accordance with Section 6.1(d) to, and other Investments in, Subsidiaries which are not Guarantors; provided that the aggregate amount of all such Investments (including through such intercompany loans) made by Loan Parties in Subsidiaries which are not Guarantors shall not exceed, at the time any such Investment is made, $25,000,000;
(e)    loans and advances to employees of the Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000;
(f)    Investments described in Schedule 6.7 to the Disclosure Letter;
(g)    Swap Agreements (including the purchase of any Permitted Call Spread Transaction by the Borrower and the performance of its obligations thereunder) which constitute Investments;

(h)    trade receivables in the ordinary course of business;
(i)    guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;
(j)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(k)    intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;
(l)    lease, utility and other similar deposits in the ordinary course of business;
(m)    Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;
(n)    Investments consisting of (i) the Guaranteed Obligations and (ii) any Guarantee of obligations permitted by Section 6.1;
(o)    Investments arising under any Structured Repurchase that is permitted pursuant to Section 6.4(a)(vii);
(p)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(q)    Investments received in connection with a disposition excluded from the definition of Asset Sale
(r)    Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests (and cash in lieu of fractional shares) or cash proceeds of a substantially concurrent issuance of Qualified Equity Interests;
(s)    Investments permitted by Section 6.3(a);
(t)    deposits, prepayments and other credits to suppliers or licensors made in the ordinary course of business;
(u)    Investments consisting of cash earnest money deposits made by Borrower or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any Acquisition or other Investment by Borrower or any Subsidiary;
(v)    to the extent constituting an Investment, advanced payroll and commissions payments paid to employees in the ordinary course of business;

(w)    Investments in an unlimited amount, so long as, at the time such Investment is made, (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Total Net Leverage Ratio does not exceed a ratio that is 0.50 to 1.00 less than the maximum Total Net Leverage Ratio applicable under Section 6.10(a) at such time (after giving effect to any Adjusted Covenant Period) (to be calculated after giving pro forma effect to the consummation of such Investment); and
(x)    other Investments not otherwise permitted hereunder; provided that the aggregate amount of all such Investments shall not exceed, at the time any such Investment is made, the greater of (i) $75,000,000 and (ii) 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b).
For purposes of covenant compliance with this Section 6.7, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.
Section 6.8 Amendment of Junior Debt Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any provisions of any Junior Debt to the extent any such amendment, modification or waiver would be materially adverse to the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents.
Section 6.9 Fiscal Year. The Borrower will not change its fiscal year.
Section 6.10 Financial Covenants.
(a)    Total Net Leverage Ratio. The Borrower will not permit the Total Net Leverage Ratio, determined for the four consecutive fiscal quarter period ending on the last day of each fiscal quarter, to be greater than 4.00 to 1.00. Notwithstanding the foregoing, the Borrower shall be permitted, in no event on more than two occasions after the Closing Date and prior to the Maturity Date, to allow the maximum Total Net Leverage Ratio permitted under this Section 6.10(a) to be increased to 4.50:1.00 for a period of four consecutive fiscal quarters (such period, an “Adjusted Covenant Period”) in connection with a Qualifying Material Acquisition occurring during the first of such four fiscal quarters (and in respect of which the Borrower shall provide notice in writing to the Administrative Agent (for distribution to the Lenders) of such increase), so long as (subject to Section 1.8) the Borrower was in compliance on a pro forma basis with a maximum Total Net Leverage Ratio of 4:50:1:00 for the four consecutive fiscal quarter period ending on or prior to the closing date of such Qualifying Material Acquisition immediately after giving pro forma effect to such Qualifying Material Acquisition; provided, that it is understood and agreed that (x) the Borrower may not elect a new Adjusted Covenant Period for at least two fiscal quarters following the end of an Adjusted Covenant Period and (y) the maximum Total Net Leverage Ratio permitted under this Section 6.10(a) shall revert to 4.00:1:00 following the end of such Adjusted Covenant Period and thereafter until another Adjusted Covenant Period (if any) is elected pursuant to the terms and conditions described above.

(b)    Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio, determined for the four consecutive fiscal quarter period ending on the last day of each fiscal quarter, to be less than 3.00 to 1.00.
Notwithstanding anything herein to the contrary, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (i) allow or cause any U.S. Subsidiary (other than a CFC Holdco) to be a subsidiary of a Foreign Subsidiary (other than any such U.S. Subsidiary that is an existing subsidiary of an acquired Foreign Subsidiary at the time of the Acquisition), (ii) sell, lease (as lessor or sublessor), enter into a sale and leaseback arrangement, exclusively license (as licensor or sublicensor), exchange, transfer or otherwise dispose of any Material IP to any Person other than a Loan Party; provided that, for the avoidance of doubt, the foregoing shall not restrict non-exclusive licenses or non-exclusive sublicenses of Material IP by and among Borrower and its Subsidiaries in the ordinary course of business or entered into for legitimate business purposes (as determined by the Borrower in good faith).
ARTICLE VII
GUARANTY
Section 7.1 Guaranty of the Obligations. Subject to Section 7.11, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”); provided that the Guaranteed Obligations of the Borrower in its capacity as a Guarantor shall exclude any Direct Borrower Obligations.
Section 7.2 Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower or any other Person to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.
Section 7.3 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(b)    the Administrative Agent may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;
(c)    the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any such other guarantor or any other Person and whether or not the Borrower, any such other guarantor or any other Person is joined in any such action or actions;
(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)    any Beneficiary, upon such terms as it deems appropriate under the relevant Loan Document, Secured Swap Agreement or Secured Cash Management Services Agreement, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable Secured Swap

Agreement or Secured Cash Management Services Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Secured Swap Agreement or Secured Cash Management Services Agreement; and
(f)    this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations in respect of Secured Swap Agreements or Secured Cash Management Services) and the cancellation or expiration or cash collateralization of all Letters of Credit in an amount equal to 103% of Letter of Credit Usage at such time on terms satisfactory to the applicable Issuing Banks), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, any Secured Swap Agreements, any Secured Cash Management Services Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any Secured Swap Agreements, any Secured Cash Management Services Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Secured Swap Agreement, such Secured Cash Management Services Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any Secured Swap Agreements or any Secured Cash Management Services Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, whether or not consented to by any Beneficiary; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower or any other Person may allege or assert against any Beneficiary in respect of the Guaranteed

Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor in respect of its Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law; provided, however, that this limitation shall not apply to the Borrower with respect to its Direct Borrower Obligations.
Section 7.4 Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (1) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (2) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (4) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (v) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Swap Agreements, the Secured Cash Management Services Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, in each case other than the indefeasible payment in full of the Guaranteed Obligations.

Section 7.5 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Secured Cash Management Services) and all Letters of Credit shall have expired or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms satisfactory to the applicable Issuing Banks and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including, (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Secured Cash Management Services) and all Letters of Credit shall have expired or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms satisfactory to the applicable Issuing Banks and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Secured Cash Management Services) shall not have been paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. Notwithstanding the foregoing, to the extent that any Guarantor’s right to indemnification or contribution arises from a payment or sale of Collateral made to satisfy Obligations constituting Swap Obligations, only those Loan Parties for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify and/or contribute to such Guarantor with respect to such Swap Obligations and the amount of any indemnity or contribution shall be adjusted accordingly.

Section 7.6 Subrogation of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
Section 7.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Cash Management Services) shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms satisfactory to the applicable Issuing Banks. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
Section 7.8 Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
Section 7.9 Financial Condition of the Borrower. Any Loan may be made to the Borrower or continued from time to time and any Secured Swap Agreement or Secured Cash Management Services Agreement may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower or any other Loan Party at the time of any such grant or continuation or at the time such Secured Swap Agreement or Secured Cash Management Services Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any other Loan Party. Each Guarantor has adequate means to obtain information from the Borrower and the other Loan Parties on a continuing basis concerning the financial condition of the Borrower and the other Loan Parties and their respective ability to perform their obligations under the Loan Documents and the Secured Swap Agreements and Secured Cash Management Services Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and each other Loan Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower or any other Loan Party now known or hereafter known by any Beneficiary.
Section 7.10 Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other

Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Loan Party. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Loan Party or by any defense which the Borrower or any other Loan Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any other Loan Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)    In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower or any Subsidiary, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
Section 7.11 Excluded Swap Obligations. (a) Notwithstanding any provision of this Agreement or any other Loan Document, no Guaranty by any Guarantor under any Loan Document shall include a guaranty of any Obligation and no Guaranteed Obligations shall include any Obligation that, as to such Guarantor, is an Excluded Swap Obligation, and no Collateral provided by any Guarantor shall secure any Obligation and no Secured Obligations shall include any Obligation that, as to such Guarantor, is an Excluded Swap Obligation. In the event that any payment is made pursuant to any Guaranty by any Guarantor, or any amount is realized from Collateral of any Guarantor, as to which any Guaranteed Obligations or Secured Obligations, as applicable, are Excluded Swap Obligations, such payment or amount shall be applied to pay the Guaranteed Obligations or Secured Obligations, as applicable, of such Guarantor as otherwise provided herein and in the other Loan Documents without giving effect to such Excluded Swap Obligations, with payments from Guarantors of all Obligations, on the one hand, and Guarantors who cannot guarantee Excluded Swap Obligations, on the other hand, being distributed in such manner (but without applying payments from Guarantors who cannot guarantee Excluded Swap Obligations to such obligations) so as to ensure, as nearly as practicable, the distribution of payments as required by the Loan Documents. Each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Guaranteed Obligations, the Secured Obligations or the Obligations or any specified portion thereof that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.
(b)    Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to enable each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations; provided, however, that such Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred by such Qualified ECP Guarantor without rendering its obligations under this Section or otherwise its Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guaranty is released. Each Qualified ECP Guarantor intends that this Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE VIII
EVENTS OF DEFAULT
If any of the following events (each, an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable or any amount due and payable to any Issuing Bank in reimbursement of any drawing under any Letter of Credit, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representation or warranty shall prove to have been incorrect in any respect);

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, Section 5.3 (solely with respect to such Loan Party’s existence), Section 5.9 or in Article VI;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after the earlier of any Responsible Officer’s knowledge of such breach or notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) any repurchase, prepayment, defeasance, redemption, conversion, cancellation, termination or settlement with respect to any Permitted Convertible Indebtedness, Permitted Call Spread Transaction, Structured Repurchase or Swap Agreement pursuant to its terms unless such repurchase, prepayment, defeasance, redemption, conversion, cancellation, termination or settlement results from a default thereunder, fundamental change (or equivalent term thereunder) or an event of the type that constitutes an Event of Default;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower, any Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (or an action of similar effect in any jurisdiction outside the U.S.), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment and such action shall not be stayed (or an action of similar effect in any jurisdiction outside the U.S.);
(l)    one or more ERISA Events shall have occurred that could reasonably be expected to result in liability of the Borrower and its Subsidiaries in excess of $25,000,000;
(m)    a Change of Control shall occur;
(n)    (i) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document, (ii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control or (iii) any Loan Party shall contest in any manner the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents; or
(o)    the Obligations shall cease, or any Loan Party has asserted in writing that the Obligations cease, to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing Junior Debt or any such subordination provision ceases, for any reason, to be a valid, binding and enforceable obligation of the parties hereto;
then, and in every such event (other than an event with respect to the Borrower described in paragraphs (h), (i) or (j) of this Article VIII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments and the obligation of the Issuing Banks to issue any Letters of Credit, and thereupon the Commitments and such obligations shall terminate immediately, (ii) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents, (iii) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in paragraphs (h), (i) or (j) of this Article VIII to pay) to the Administrative Agent such additional amounts of cash as are reasonably requested by the applicable Issuing Banks, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding as set forth in Section 2.4(j) and (iv) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including any amounts required to be deposited in respect of Letters of Credit pursuant to Section 2.4(j)), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraphs (h), (i) or (j) of this Article VIII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE IX
THE AGENT
Section 9.1 Authorization and Action.
(a)    Each of the Lenders (including in its capacity as a potential counterparty under a Secured Swap Agreement or a provider of Secured Cash Management Services), Secured Parties and Issuing Banks hereby irrevocably appoints Citi as the Administrative Agent and Collateral Agent (and Citi hereby accepts such appointment) and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof and under the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender, Secured Party and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the

Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of agency or fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(ii)    where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)    to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and
(iv)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and un-paid in respect of the Loans, Letter of Credit disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.3). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guaranteed Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
Section 9.2 Administrative Agent’s Reliance, Limitation of Liability, Etc.
(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.2 unless and until written notice thereof stating that it is a “notice under Section 5.2” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or Dollar Equivalent.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.4, (ii) may rely on the Register to the extent set forth in Section 10.4, (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 9.3 The Administrative Agent Individually. With respect to its Commitment, Loans (including Swing Line Loans) and Letters of Credit, the Person serving as the Administrative Agent and the Collateral Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
Section 9.4 Successor Administrative Agent.
(a)    The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Borrower and the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as the Collateral Agent on behalf of the Lenders and the Issuing Banks under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Any successor Administrative Agent shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (x) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (y) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Citi or its successor as the Administrative Agent pursuant to this Article shall also constitute the resignation of Citi or its successor as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder and while it continues to hold any collateral security as nominee until a successor Collateral Agent is appointed. Any successor Administrative Agent appointed pursuant to this Article IX shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.
(b)    In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and the Grantors. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders and the Borrower. Upon any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent and in consultation with the Borrower, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Lenders and/or the Issuing Banks under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (x) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (y) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder and while it continues to hold any collateral security as nominee until a successor Collateral Agent is appointed.
(c)    Any resignation of Citi or its successor as the Administrative Agent pursuant to this Article IX shall also constitute the resignation of Citi or its successor as Swing Line Lender and Issuing Bank, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become successor Swing Line Lender and Issuing Bank for all purposes hereunder. In such event (i) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (iii) the Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. After such resignation of Citi as an Issuing Bank hereunder, Citi shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.
Section 9.5 Acknowledgments of Lenders and Issuing Banks.
(a)Each Lender and each Issuing Bank expressly acknowledges and agrees that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
Section 9.6 Collateral Matters.
(a)Except with respect to the exercise of setoff rights in accordance with Section 10.8 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Guaranteed Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.
(b)In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Secured Cash Management Services the obligations under which constitute Secured Obligations and no Secured Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Secured Cash Management Services or any Secured Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
(c)The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.2(a). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
Section 9.7 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.2 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 9.8 Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.8 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured

Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.8(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.8(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.8(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants)

with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii)Subject to Section 10.4 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an

Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.8 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 9.8 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE X
MISCELLANEOUS
Section 10.1 Notices. (a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or other facsimile transmission or other electronic transmission (e.g., .pdf via e-mail)), as follows:
(i)if to the Borrower or any Guarantor, to the Borrower at:
Cloudflare, Inc.
101 Townsend Street
San Francisco, California 94107
Attention: Thomas Seifert, Chief Financial Officer
Email: corporate-legal@cloudflare.com; treasury@cloudflare.com with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
One Market Plaza
Spear Tower, Floor 3300

San Francisco, California 94105-1126
Attention: John Mao
Email: jmao@wsgr.com
(ii)if to the Administrative Agent, the Collateral Agent or the Swing Line Lender, to it at:
Citibank, N.A.
6400 Las Colinas Blvd.
Irving, TX 75039
Attention: Syndications
Fax: 866-634-5642
Email: clo.cbgdlo@citi.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Justin D. Lee
Email: Justin.D.Lee@weil.com
(iii)if to any Issuing Bank, to it at its address (or telecopy or other facsimile transmission or other electronic transmission (e.g., .pdf via e-mail) number or address) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or telecopy or other facsimile or other electronic transmission (e.g., .pdf via e-mail) number or address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and
(iv)if to any other Lender, to it at its address (or telecopy or other facsimile or other electronic transmission (e.g., .pdf via e-mail) number or address) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopy (or other facsimile transmission or other electronic transmission (e.g., .pdf via e-mail)) shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Notices and other communications to the Lenders, Swing Line Lender and Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender, Swing Line Lender and applicable Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Any party hereto may change its address or telecopy (or other facsimile transmission or other electronic transmission) number or address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction). Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
Section 10.2 Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, extension or increase of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the applicable Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Except as provided in Section 2.13, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that, subject to Section 2.13, no such amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender or require any Lender to make Revolving Loans denominated in any currency other than Dollars, in each case, without the written consent of such Lender, (ii) reduce the principal amount of any Loan, reduce the rate of interest thereon, or reduce any reimbursement obligation in respect of any Letter of Credit, or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 10.2(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.12(c), (iv) change Section 2.17(b), Section 2.17(c) or any other Section hereof providing for the ratable treatment of the Lenders, or Section 5.4 of the Security Agreement, in each case in a manner that would alter the “waterfall” or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of any Guaranty or the Collateral, without the written consent of each Lender, except to the extent the release of any Guarantor or any Collateral is permitted pursuant to Article IX or Section 10.17 (in which case such release may be made by the Administrative Agent or the Collateral Agent, as applicable, acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) extend the stated expiration date of any Letter of Credit beyond the Maturity Date without the written consent of the applicable Issuing Bank, each Lender directly affected thereby, and the beneficiary(ies) of such Letter of Credit, (viii) change the definitions of “Pro Rata Share” or “Alternative Currency”, in each case, without the written consent of each Lender or (ix) subordinate the Obligations in right of payment with respect to any other Indebtedness and/or subordinate the Liens securing the Obligations with respect to any other Lien (except Liens securing (i) Indebtedness that is expressly permitted by this Agreement to be senior to the Obligations and/or be secured by Liens that are senior to the Liens securing the Obligations or (ii) debtor-in-possession financing or any equivalent thereof) without the written consent of each Lender. Notwithstanding anything to the contrary herein, (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of such Agent, (B) no such amendment shall amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(d) without the written consent of the Administrative Agent and of each Issuing Bank, and no such agreement shall amend, modify or otherwise affect the rights or duties of any Issuing Bank hereunder without the prior written consent of such Issuing Bank, (C) no such amendment shall amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender, (D) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or the termination thereof extended without the consent of such Lender, (y) the principal amount of any Defaulting Lender’s Loan, or the interest rate thereon or any fees payable hereunder to any Defaulting Lender may not be reduced without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (E) this Agreement may be amended to provide for a Commitment Increase in the manner contemplated by Section 2.19 and the extension of the Maturity Date as contemplated by Section 2.20, (F) the provisions of Section 2.19 requiring the Borrower to offer a Commitment Increase to the Lenders prior to any other Person may be amended or waived with the consent of the Required Lenders and (G) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any jointly identified ambiguity, omission, defect or inconsistency.
Section 10.3 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arrangers, the Bookrunner and their respective Affiliates, including the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Agents, the Arrangers, the Bookrunner and their respective Affiliates, taken as a whole, (and if reasonably necessary (as determined by the Administrative Agent), of a single local counsel in each appropriate jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all documented out-of-pocket expenses incurred by the Agents, the Arrangers, the Bookrunner, each Issuing Bank and each Lender, including the fees, disbursements and other charges of one firm of counsel for the Agents and the Lenders, taken as a whole, (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest where the Agents or any Lender affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made, or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Each Loan Party shall indemnify the Agents, the Arrangers, the Bookrunner, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs or reasonable and documented expenses, including the fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (w) with respect to Taxes (and amounts relating thereto), the indemnification for which shall be governed solely and exclusively by Sections 2.14 and 2.16, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim, (x) to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) if arising from a material breach by such Indemnitee or one of its Affiliates of its express obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment), or (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by the direct parent of the Borrower, the Borrower or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against any Agent, the Collateral Agent, the Arrangers, the Bookrunner or the Issuing Banks in such capacity.

(c)To the extent that any Loan Party fails to pay any amount required to be paid by it to the Agents or the Issuing Banks under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Issuing Bank or such Agent, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the Issuing Banks in its capacity as such.
(d)Without limiting in any way the indemnification obligations of the Loan Parties pursuant to Section 10.3(b) or of the Lenders pursuant to Section 10.3(c), to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or the Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for (i) any indirect, special, exemplary, incidental, punitive or consequential damages (including any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof and (ii) any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(e)All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and each Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to the Borrower or an Affiliate thereof or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)the Administrative Agent, each Issuing Bank and Swing Line Lender.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.16(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party or (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii); and

(F)in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
For the purposes of this Section, the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 10.3); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender; provided, further, that an assignee shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable assigning Lender would have been entitled to receive with respect to the interest sold to such assignee except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the assignee acquired the applicable interest. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and amounts on the Loans owing to, and drawings under Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to establish that each Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 10.4(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b), Section 2.17(d) or Section 10.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)(i) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, any Swing Line Lender or any Issuing Bank, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(e) (it being understood and agreed that the documentation required under Section 2.16(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 10.12 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(ii)The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(e) (it being understood that the documentation required under Section 2.16(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that a Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(iii)Each Lender that sells a participation shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.5 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance or any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, the resignation of any Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.
Section 10.6 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable by the Borrower or any other Loan Party or the Issuing Bank Sublimit of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
Section 10.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held by, and other obligations (in whatever currency) at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE OF ANY JURISDICTION THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the borough of Manhattan (or if such court lacks jurisdiction, the Supreme Court of the State of New York sitting in the borough of Manhattan) and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined, exclusively in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.
(c)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12 Confidentiality. (a) Each of the Agents and the Lenders (which term shall for the purposes of this Section 10.12 includes the Issuing Banks) agrees to (i) maintain the confidentiality of the Information (as defined below), (ii) not disclose any Information to any individual or organization, either internally or externally, without the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (A) to its Affiliates and its and its

Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, or to any credit insurance provider relating to any Loan Party and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (B) to the extent requested by any regulatory authority or any Governmental Authority or self-regulatory body claiming oversight over any Lender or any of its Affiliates, (C) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Agent or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrower promptly thereof), (D) to any other party to this Agreement, (E) in connection with the exercise of any remedies hereunder or under any Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any Loan Document, (F) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of any of its rights or obligations under this Agreement, (G) with the consent of the Borrower, (H) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent or any Lender on a non-confidential basis from a source other than the Borrower, (I) to any Participant or “bona fide” prospective Participant in, or any “bona fide” prospective assignee of, the Commitments, the Loans or any Lender’s rights or obligations under this Agreement or (J) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided that, in the case of clauses (I) and (J) of this Section 10.12 (x) such Participant, prospective Participant, prospective assignee, actual or prospective counterparty or advisor is advised of and agrees, in advance of such disclosure, in writing (including pursuant to customary “click-through” procedures), to be bound by either the provisions of this Section 10.12 or other provisions that are at least as restrictive as the provisions contained in this Section 10.12 and (y) no consent of Borrower shall be required (I) with respect to the provision of Limited Information to a Participant or assignee if the Borrower shall have consented to the initial provision of Information or Limited Information to such Participant or assignee, (II) with respect to any administrative notices from the Administrative Agent to any Lender and (III) during any time that a Default or Event of Default has occurred and is continuing. For the purposes of this Section, “Information” means all information received from the Borrower, or from any of its Affiliates, representatives or advisors on behalf of the Borrower, relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower, or by any of its Affiliates, representatives or advisors on behalf of the Borrower and other than customary information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)EACH LENDER AND EACH ISSUING BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT

PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER AND EACH ISSUING BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 10.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Arrangers, the Bookrunner and the Lenders (which term shall for the purposes of this Section include the Issuing Banks) are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Agent, the Arrangers, the Bookrunner and the Lenders, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agent, the Arrangers, the Bookrunner and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its subsidiaries, or any other Person and (B) none of any Agent, any Arranger, the Bookrunner or any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Bookrunner and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither any Agent, any Arranger, the Bookrunner nor any Lender has any obligation to disclose any of such interests to such Loan Party or its Affiliates. The Borrower, on behalf of itself and each of its Subsidiaries and Affiliates, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Issuing Bank, any Arranger or any Lender, on the one hand, and the Borrower, any of its Subsidiaries, or their respective equityholders or Affiliates, on the other. The Borrower agrees that it will not assert any claim against any Agent, any Issuing Bank or any Lender based on an alleged breach of agency or fiduciary duty by any such Agent, Issuing Bank or Lender in connection with this Agreement and the transactions contemplated hereby.
Section 10.15 Counterparts; Effectiveness, Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.16 USA PATRIOT Act and Beneficial Ownership. Each Lender (which term shall for the purposes of this Section include the Issuing Banks) that is subject to the requirements of the USA Patriot Act and/or the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lenders) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax information number of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.
Section 10.17 Release of Liens and Guarantors.
(a)In the event that all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Subsidiaries in a transaction permitted under this Agreement, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the Guaranty of such Guarantor, and all securities interests and Liens created by the Collateral Documents in the Collateral owned by such Guarantor shall automatically be released.
(b)Upon termination of the aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Cash Management Services) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (unless such Letters of Credit have been (i) cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the applicable Issuing Bank, (ii) backstopped by a letter of credit in form, amount and substance and by an institution reasonably satisfactory to the applicable Issuing Bank or (iii) deemed reissued under another facility reasonably acceptable to the applicable Issuing Bank), all obligations under the Loan Documents shall be automatically released.
(c)Obligations of any Loan Party under any Secured Cash Management Agreement or Secured Swap Agreement shall be secured and guaranteed under the Loan Documents only to the extent that, and for so long as, the Obligations are so secured and guaranteed. No Person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any Secured Swap Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under any Secured Swap Agreements or any Secured Cash Management Agreements.
(d)In connection with any termination or release pursuant to this Section 10.17, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or the applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.
(e)Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 10.17.
(f)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 10.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(A)a reduction in full or in part or cancellation of any such liability;
(B)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.19 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 10.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.21 Keepwell. The Borrower hereby absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under its Guaranty in respect of any Swap Obligation (provided, however, that the Borrower shall only be liable under this Section 10.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.21 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 10.21 shall remain in full force and effect until the payment in full and discharge of the Secured Obligations. The Borrower intends that this Section 10.21 constitute, and this Section 10.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 10.22 Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause

(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation of exercise or any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

CLOUDFLARE, INC., as the Borrower

By:
Name:
Title:

CLOUDFLARE US, INC., as a Guarantor

By:
Name:
Title:
[Signature Page to Cloudflare Credit Agreement]

CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender, a Lender and an Issuing Bank

By:
Name:
Title:
[Signature Page to Cloudflare Credit Agreement]

[__], as a Lender and an Issuing Bank

By:
Name:
Title:
[Signature Page to Cloudflare Credit Agreement]

[__], as a Lender

By:
Name:
Title:
[Signature Page to Cloudflare Credit Agreement]

Schedule 2.1        Commitments.

Lender	Commitment
Citibank, N.A.	$112,500,000
Wells Fargo Bank, N.A.	$88,000,000
Mizuho Bank, Ltd.	$88,000,000
Goldman Sachs Bank USA	$65,000,000
Morgan Stanley Bank, N.A.	$46,500,000
Total	400,000,000.00